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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MARKWEST ENERGY PARTNERS, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2012 PROXY STATEMENT

ANNUAL MEETING OF COMMON UNITHOLDERS

The Annual Meeting of Common Unitholders of MarkWest Energy Partners, L.P. will be held at the

Jumeirah Essex House
160 Central Park South
New York, New York 10019

on June 1, 2012 at 9:00 a.m. (EDT).

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

        Whether or not you expect to attend in person, we urge you to vote your units by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting and that your units are voted at the Annual Meeting. Submitting your proxy now will not prevent you from voting your units at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

        Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help MarkWest Energy Partners, L.P. reduce postage and proxy tabulation costs.

        Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

        We anticipate mailing this Proxy Statement and the enclosed proxy card on or about April 25, 2012.

        PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET	VOTE BY TELEPHONE
http://www.proxyvote.com/	1-800-690-6903 via touch tone phone
24 hours a day / 7 days a week	toll-free 24 hours a day / 7 days a week
INSTRUCTIONS:	INSTRUCTIONS:
Read the accompanying Proxy Statement and proxy card.	Read the accompanying Proxy Statement and proxy card.
Go to the following website: http://www.proxyvote.com/	Call the toll-free 800 number provided on your proxy card.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch tone telephone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

April 25, 2012

Dear Common Unitholder:

        We cordially invite you to the 2012 Annual Meeting of Common Unitholders of MarkWest Energy Partners, L.P. (the "Partnership"). The meeting will be held on June 1, 2012, at 9:00 a.m., Eastern Daylight Time (EDT), at the Jumeirah Essex House, 160 Central Park South, New York, New York 10019.

        The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. At this year's meeting, you will be asked to vote on (i) the election of all of the directors of the general partner of the Partnership; (ii) an amendment to our 2008 Long-Term Incentive Plan to increase the number of common units available for issuance under the plan; and (iii) the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accountants for the year ending December 31, 2012. You will also be asked to transact such other business as may properly come before the meeting, or any postponements or adjournments thereof.

        Our general partner's Board of Directors unanimously recommends that you vote "FOR" the election of each of the directors, "FOR" the approval of an amendment to the 2008 Long-Term Incentive Plan to increase the common units available for issuance under the plan from 2.5 million common units to 3.7 million common units, and "FOR" the ratification of the appointment of Deloitte as our independent registered public accountants.

        To be certain that your units are voted at the annual meeting, whether or not you plan to attend in person, you should vote your units as soon as possible. Your vote is important. You may vote by telephone, Internet or mail. To vote by telephone, call 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. EDT the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. To vote electronically, access http://www.proxyvote.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.

        At the annual meeting, our management team will review our performance during the past year and discuss our plans for the future. An opportunity will be provided for questions by the common unitholders. We will also be serving light refreshments, at which time you will have an additional opportunity to meet with management. I hope you will be able to join us.

Sincerely,

Frank M. Semple Chairman of the Board, President and Chief Executive Officer MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.

NOTICE OF ANNUAL MEETING
OF COMMON UNITHOLDERS

TO THE COMMON UNITHOLDERS OF MARKWEST ENERGY PARTNERS, L.P.:

        As a common unitholder, you are invited to the 2012 Annual Meeting of Common Unitholders of MarkWest Energy Partners, L.P., which will be held at 9:00 a.m., Eastern Daylight Time, on June 1, 2012, at the Jumeirah Essex House, 160 Central Park South, New York, New York 10019, for the following purposes:

  1.
  To elect the members of the Board of Directors (the "Board") of the general partner of MarkWest Energy Partners, L.P. for a one-year term to expire at the 2013 Annual Meeting of Common Unitholders;

  2.
  To approve the amendment to the 2008 Long-Term Incentive Plan to increase the common units available for issuance under the plan from 2.5 million to 3.7 million;

  3.
  To ratify the Audit Committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2012 fiscal year; and

  4.
  To transact such other business as may properly come before the meeting, or any postponements or adjournments thereof.

        The Board has fixed the close of business on April 4, 2012 as the record date for the determination of common unitholders entitled to notice of, and to vote at, the meeting. Only common unitholders of record as of the close of business on such date are entitled to notice of, and to vote at, the meeting. We anticipate mailing this Proxy Statement on or about April 25, 2012.

        We encourage you to take part in the affairs of MarkWest Energy Partners, L.P. either by voting in person, by telephone, by Internet or by executing and returning the enclosed proxy.

By Order of the Board of Directors of the General Partner,

C. Corwin Bromley Secretary of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
Denver, Colorado April 25, 2012

        Common unitholders unable to attend this meeting are urged to date and sign the enclosed proxy card and to return it in the enclosed postage-paid envelope or to follow the instructions on your proxy card to vote using the Internet or the designated toll-free telephone number.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2012
ANNUAL MEETING OF COMMON UNITHOLDERS OF MARKWEST ENERGY PARTNERS, L.P.
TO BE HELD ON JUNE 1, 2012

This Proxy Statement and our 2011 Annual Report to Unitholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2011, are available at our website at www.markwest.com. Additionally, and in accordance with the Securities & Exchange Commission's (the "SEC") rules, you may access these materials at the cookies-free website at www.proxyvote.com.

MARKWEST ENERGY PARTNERS, L.P.
1515 Arapahoe Street, Tower 1, Suite 1600
Denver, Colorado 80202-2137

i

        In this Proxy Statement, unless the context requires otherwise, references to "we," "us," "our," "MarkWest Energy Partners" or "the Partnership" are intended to mean MarkWest Energy Partners, L.P. and its consolidated subsidiaries; references to "MarkWest Hydrocarbon" mean MarkWest Hydrocarbon, Inc.; references to the "General Partner" or to "MarkWest GP" mean MarkWest Energy GP, L.L.C., the general partner of the Partnership; references to the "Board of Directors" or the "Board" mean the Board of Directors of our General Partner; and references to the "Limited Partnership Agreement" or "Partnership Agreement" refer to our Third Amended and Restated Agreement of Limited Partnership effective as of February 21, 2008, as amended by Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership dated December 29, 2011.

        This Proxy Statement contains information related to our 2012 Annual Meeting of Common Unitholders, to be held on June 1, 2012 (the "Annual Meeting"), beginning at 9:00 a.m., Eastern Daylight Time, at the Jumeirah Essex House, 160 Central Park South, New York, New York 10019, and at any postponements or adjournments thereof.

        As discussed below in more detail, if you hold your units through a brokerage firm, bank or other nominee, then it is important that you provide instructions to your broker as to how to vote your units with respect to the election of directors and the amendment to our 2008 Long-Term Incentive Plan. Your broker does not have the authority to vote your units with respect to these matters. If you do not provide instructions to your broker, your units will not be voted with respect to those matters.

 ABOUT THE MEETING

  Who May Vote

        Holders of our common units outstanding as of the close of business on April 4, 2012, the record date, are entitled to one vote per unit held at the Annual Meeting. As of the record date, 102,693,615 of our common units were outstanding, all of which are entitled to vote at the Annual Meeting. The Partnership also has 19,954,389 Class B Units currently outstanding, however, Class B Units are not entitled to vote on any matters in this Proxy Statement.

  Unitholders of Record and Unitholders Holding in "Street Name"

        Most of our common unitholders hold their units through a brokerage firm, bank or other nominee rather than directly in their own name. If your units are registered in your name with our transfer agent, Wells Fargo Bank, N.A., you are a common unitholder of record, and you are receiving these proxy materials directly from us. As the common unitholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. If your units are held in a brokerage account, by a bank or other nominee (commonly referred to as being held in "street name"), you are the beneficial owner of these units and these proxy materials are being forwarded to you by your broker, bank, or other nominee as the common unitholder of record.

  Quorum Required

        The presence at the meeting, in person or by proxy, of the holders of a majority of the common units outstanding and entitled to vote on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the Annual Meeting. If holders of common units present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. As of April 4, 2012, the record date, 102,693,615 of our common units were outstanding and entitled to vote.

        Your common units will be counted as present at the meeting if you:

  •
  are present at the meeting; or

  •
  have properly submitted a proxy card or have given your voting instructions by telephone or electronically, as described below.

        Proxies received but marked as abstentions and broker non-votes will be included in the number of units considered to be present at the meeting for purposes of achieving a quorum. A broker non-vote occurs when a broker, bank or other nominee holding common units for a beneficial owner does not vote on a particular proposal because that nominee does not have discretionary voting power for such proposal and has not received voting instructions from the beneficial owner.

  Voting Rights of Common Unitholders

        Each outstanding common unit will be entitled to one vote on all matters to be considered at the Annual Meeting. Under applicable law, dissenters' rights are not available to our unitholders with respect to the matters to be voted upon at the Annual Meeting.

  Voting in Person at the Annual Meeting

        If you complete and properly sign the accompanying proxy card and return it to us, or properly transmit your vote by telephone or electronically as described below, your units will be voted as you direct. If you are a common unitholder of record and attend the meeting, you may deliver your completed proxy card in person or vote by ballot using a form provided at the meeting. Street name common unitholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their units. Even if you plan to attend the Annual Meeting, your plans may change, and therefore, we recommend you complete, sign and return your proxy card or vote by telephone or electronically in advance of the meeting.

  How to Vote

        If you are a unitholder of record, you may vote your units in one of the following manners:

    Telephone

        You may vote by telephone by calling 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you call and follow the instructions.

    Mail

        To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received the day before the meeting date.

    Internet

        To vote electronically, access http://www.proxyvote.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

        If you hold your units in "street name," you should instruct your broker or other nominee how to vote your units following the directions they provide.

  Recommendations of our Board of Directors

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The recommendations of the Board of Directors of our General Partner are set forth together with the description of each item in this Proxy Statement. In summary, the Board of Directors of our General Partner recommends a vote:

  •
  FOR election of the nine nominees to the Board of Directors;

  •
  FOR amending our 2008 Long-Term Incentive Plan to increase the number of units available for issuance under the plan from 2.5 million common units to 3.7 million common units; and

  •
  FOR ratification of the appointment of Deloitte & Touche LLP as the Partnership's independent registered public accounting firm for 2012.

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

  Vote Required

        Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly submitted proxy to "WITHHOLD" authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether or not there is a quorum.

        Amendment of 2008 Long-Term Incentive Plan.    The affirmative vote of the holders of a majority of the outstanding units entitled to vote and represented in person or by proxy is required to approve this proposal.

        Ratification of the selection of our independent registered public accountants.    The affirmative vote of the holders of a majority of the outstanding units entitled to vote and represented in person or by proxy is required to approve this proposal.

        Other Items.    For each other item, the affirmative vote (or a "FOR" vote) of the holders of a majority of the outstanding units entitled to vote and represented in person or by proxy with regard to such item will be required for approval.

        A properly submitted proxy to "ABSTAIN" with respect to any matter will not be voted, although it will be counted for purposes of determining the number of units present and entitled to vote at the meeting. For any matter requiring approval of a majority of the outstanding units entitled to vote, an abstention will have the effect of a negative vote.

        Under New York Stock Exchange ("NYSE") rules, each of the above proposals, other than the ratification of the selection of our independent registered public accountants, is considered a "non-routine" matter. This means that if you do not directly vote your units and you do not give your broker or nominee specific instructions as to how to vote your units, your broker or nominee does not have authority to vote your units with respect to such matters and your units will not be voted on such matters. The ratification of the selection of our independent registered public accountants is considered a "routine" matter under NYSE rules and if you do not give your broker or nominee specific instructions as to how to vote your units, your broker has authority to vote those units for or against such matter.

  Revoking Your Proxy or Changing Your Telephone or Internet Vote

        Even after you have submitted your proxy card or voted by telephone or electronically, you may change your vote at any time before the proxy is exercised by filing with our Secretary at 1515 Arapahoe

Street, Tower 1, Suite 1600, Denver, Colorado 80202-2137 either a notice of revocation or a duly executed proxy bearing a later date. You may also revoke your proxy if you attend the Annual Meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

  Solicitation and Mailing of Proxies

        Our Board of Directors sent you this Proxy Statement and proxy card. We will pay for the solicitation of your proxy. In addition to this solicitation by mail, proxies may be solicited by the directors, officers and other employees of our General Partner and our affiliates by telephone, Internet, facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our units. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in forwarding such materials. We will also bear the entire cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to common unitholders.

PROPOSALS PRESENTED FOR COMMON UNITHOLDER VOTE

PROPOSAL 1:    APPROVAL OF ELECTION OF NINE DIRECTORS WHO WILL SERVE UNTIL OUR 2013 ANNUAL MEETING

        The Board of Directors recommends the approval of the re-election of the following individuals to serve as members of the Board of Directors for a term of one year, until the Partnership's Annual Meeting of the Common Unitholders in 2013, or until their successors are duly elected and qualified. A current director, Mr. William A. Kellstrom, has elected to retire from the Board effective June 1, 2012, the date of the 2012 Annual Meeting. Accordingly, Mr. Kellstrom is not standing for re-election at the Annual Meeting. The General Partner's Limited Liability Company Agreement provides that the number of directors constituting the Board shall not be less than seven (7) and not more than eleven (11) as shall be established from time to time by a majority of the directors. In the quarterly meeting of the Board held during the first quarter of 2012, the Board determined that effective June 1, 2012, following Mr. Kellstrom's retirement, the Board shall consist of nine (9) directors.

        The nine nominees for the Board of Directors are:

        Frank M. Semple, 60, Chairman, President, and Chief Executive Officer, joined MarkWest on November 1, 2003. He is a member of the Board of Directors and was elected Chairman of the Board in October 2008. Prior to joining MarkWest he completed a 22-year career with The Williams Companies and WilTel Communications. He served as the Chief Operating Officer of WilTel Communications, Senior Vice President/General Manager of Williams Natural Gas Company, Vice President of Operations and Engineering for Northwest Pipeline Company and Division Manager for Williams Pipeline Company. Prior to joining The Williams Companies, Mr. Semple served in the U.S. Navy aboard the nuclear submarine USS Gurnard (SSN 662). Mr. Semple completed the Program for Management Development at Harvard Business School and holds a B.S. in Mechanical Engineering from the United States Naval Academy.

        Donald D. Wolf, 68, was elected to the Board of Directors in February 2008. He has served as the Lead Director since January 2010. Mr. Wolf previously served as a member of the board of directors of MarkWest Hydrocarbon, Inc. from June 1999 through February 2008. In September 2004, Mr. Wolf joined Aspect Energy, LLC as President and Chief Executive Officer, and currently serves as Vice Chairman. He is also Chairman and a Partner of Quantum Resources, LLC and QR Energy, LP. Mr. Wolf currently serves as a director of Aspect Energy, Enduring Resources and Laredo Petroleum, Inc. Mr. Wolf previously served as Chairman, Chief Executive Officer and Director of Westport Resources Corporation from July 1996 until Westport's merger with Kerr McKee Corporation in 2004. Mr. Wolf has a diversified 45-year career in the oil and natural gas industry.

        Keith E. Bailey, 70, was elected to the Board of Directors in January 2005. Mr. Bailey serves as Chairman of the Board's Compensation Committee and also serves on the Board's Nominating and Corporate Governance Committee. Mr. Bailey was formerly the Chairman, President and Chief Executive Officer of The Williams Companies, Inc. ("Williams"). Commencing in 1973, Mr. Bailey served in various capacities with Williams and its subsidiaries, including President and Chairman of Williams Pipe Line, Chairman of WilTel Communications, President of Williams Natural Gas, and Executive Vice President and Chief Financial Officer of Williams. Mr. Bailey also sits on the Boards for Integrys Energy, Apco Oil and Gas International, and Aegis Insurance Services Ltd, and is the non-executive Chairman of Cloud Peak Energy.

        Michael L. Beatty, 65, was elected to the Board of Directors in February 2008 and serves as the Chairman of the Board's Nominating and Corporate Governance Committee and also serves on the Board's Compensation Committee. Mr. Beatty previously served as a member of the Board of Directors of MarkWest Hydrocarbon, Inc. from June 2005 through February 2008. Mr. Beatty is currently Chairman of the law firm of Beatty & Wozniak, P.C. headquartered in Denver, Colorado, with a practice focused exclusively on energy, including oil and gas exploration, regulatory affairs, public lands, litigation and title.

A Harvard Law School graduate, Mr. Beatty began his career in the energy industry as in-house counsel for Colorado Interstate Gas Company, and ultimately became Executive Vice President, General Counsel and a director of The Coastal Corporation. He also served as Chief of Staff to Governor Roy Romer of Colorado. Mr. Beatty is also on the Board of Directors for Denbury Resources, Inc. and the Cystic Fibrosis Foundation.

        Charles K. Dempster, 69, was elected to the Board of Directors in December 2002 and serves on the Compensation Committee and the Finance Committee. Mr. Dempster has more than 30 years of experience in the natural gas and power industry. He held various management and executive positions with Enron Corporation and its predecessors between 1969 and 1986, focusing on natural gas supply, transmission and distribution. From 1986 through 1992, Mr. Dempster served as President of Reliance Pipeline Company and Executive Vice President of Nicor Oil and Gas Corporation, oil and natural gas midstream and exploration subsidiaries of Nicor Inc. in Chicago. Prior to retiring, he served as President and Chief Executive Officer of Aquila Energy Company, an energy trading and gas midstream pipeline and processing organization in the United States and the United Kingdom, from 1993 through 2000.

        Donald C. Heppermann, 69, has served as a member of the Board of Directors since its inception in May 2002, and was a member of MarkWest Hydrocarbon's Board of Directors from November 2002 through February 2008. Mr. Heppermann serves as the Chairman of the Board's Finance Committee and also serves on the Board's Audit Committee. Mr. Heppermann joined our General Partner and MarkWest Hydrocarbon in November 2002 as Senior Vice President and Chief Financial Officer, and served as Senior Executive Vice President beginning in January 2003 and as Executive Vice President, Chief Financial Officer and Secretary of our General Partner and of MarkWest Hydrocarbon from October 2003 until his retirement in March 2004. Prior to joining MarkWest, Mr. Heppermann was a private investor and a career executive in the energy industry with responsibilities in operations, finance, business development and strategic planning.

        Randall J. Larson, 54, has served as a member of the Board of Directors since July 2011. Mr. Larson serves on the Board's Audit Committee and Compensation Committee. Mr. Larson previously served as Chief Executive Officer of the general partner of TransMontaigne Partners L.P. from September 2006 until August 2009, and as its Chief Financial Officer from January 2003 until September 2006, and served as its Controller from May 2002 to January 2003. From July 1994 to May 2002, Mr. Larson was a partner with KPMG LLP in its Silicon Valley and National (New York City) offices. From July 1992 to July 1994, Mr. Larson served as a Professional Accounting Fellow in the Office of Chief Accountant of the SEC.

        Anne E. Fox Mounsey, 45, was elected to the Board of Directors in February 2008. Ms. Fox Mounsey serves on the Board's Audit Committee and Nominating and Corporate Governance Committee. Ms. Fox Mounsey previously served as a member of the Board of Directors of MarkWest Hydrocarbon, Inc. from October 2004 through February 2008. From 1991 to 2003, Ms. Mounsey held various positions with MarkWest Energy and MarkWest Hydrocarbon, her most recent as Manager of Marketing and Business Development.

        William P. Nicoletti, 66, has served as a member of the Board of Directors since its inception in May 2002. Mr. Nicoletti serves as Chairman of the Board's Audit Committee and also serves on the Board's Finance Committee. Mr. Nicoletti is a Managing Director of Parkman Whaling LLC, a Houston, Texas based energy investment banking firm. Previously, he was Managing Director of Nicoletti & Company Inc. and a Managing Director and head of Energy Investment Banking for PaineWebber Incorporated and E.F. Hutton & Company Inc. Mr. Nicoletti was previously a director of Surge Global Energy, Inc. Mr. Nicoletti is a graduate of Seton Hall University and received an MBA from Columbia University Graduate School of Business. Mr. Nicoletti is a director and Chairman of the Audit Committee of Kestrel Heat LLC, the general partner of Star Gas Partners, L.P.

        The affirmative vote of a plurality of the votes cast at the meeting is required for the election of these directors. A properly submitted proxy to "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether or not there is a quorum.

        The Board of Directors unanimously recommends a vote FOR each of these nominees.

PROPOSAL NO. 2:    AMENDMENT TO OUR 2008 LONG-TERM INCENTIVE PLAN

        The Board of Directors recommends the approval of an amendment to our 2008 Long-Term Incentive Plan (the "2008 LTIP") to increase the number of common units available under the plan by 1.2 million common units, by amending the total number of units authorized under the 2008 Long Term Incentive Plan from 2.5 million common units to 3.7 million common units, which represents 3.6% of the outstanding common units.

        The 2008 LTIP, approved by the common unitholders on February 21, 2008, originally provided 2.5 million common units for issuance to any employee, officer or director of, or any consultant or adviser providing services to the Partnership, the General Partner and their affiliates. As of April 4, 2012, there were approximately 844,000 common units that remain available for issuance under the 2008 LTIP and we believe that these remaining available common units will be utilized by approximately the first quarter of 2014. Without the increase being proposed for approval in this Proxy Statement, after such date, the Partnership would not be able to make further awards under the 2008 LTIP. Accordingly, the Board of Directors is asking unitholders to approve an amendment to our 2008 LTIP (the "Amendment") to increase the number of units available for issuance under the plan by 1.2 million common units, by amending the total number of units authorized under the 2008 LTIP Plan from 2.5 million to 3.7 million common units.

        The 2008 LTIP was created to attract and retain highly qualified officers, directors, and other key individuals and to motivate them to expend maximum effort to improve the business results and earnings of the Partnership and its affiliates. Awards authorized under the 2008 LTIP include unrestricted units, restricted units, phantom units, distribution equivalent rights, and performance awards, which can be granted in any combination. As of April 4, 2012, there were approximately 281 employees, five named executive officers, and nine non-employee directors currently providing services to the Partnership, the General Partner and their affiliates who are eligible to participate in the 2008 LTIP. In order to continue to attract and retain highly qualified and experienced officers, directors and other key individuals to serve the Partnership, we believe that it is necessary and in the best interests of the Partnership to increase the number of common units available for issuance pursuant to the 2008 LTIP. The long term incentive awards granted under the 2008 LTIP are a key component of the Partnership's compensation program, and we believe that the Partnership's incentive programs and ultimately the Partnership itself will be adversely impacted if the Partnership does not have the ability to continue to provide these awards for the foreseeable future.

        Because participation in and the types of awards granted under the 2008 LTIP are subject to the discretion of the Compensation Committee of the Board, the benefits or amounts that will be received by any participant or groups of participants if the Amendment is approved are not currently determinable. We anticipate that the employee base eligible to participate in the plan along with the number of units granted thereunder will continue to increase.

        The Partnership intends to register the increase in the number of common units available for issuance under the plan on Form S-8 and list the additional common units on the New York Stock Exchange as soon as reasonably practicable following the approval of the Amendment by the common unitholders.

        The affirmative vote of the holders of a majority of the outstanding units entitled to vote and represented in person or by proxy is required to approve this proposal. Abstentions will have the effect of a negative vote for this proposal.

        The Board of Directors unanimously recommends a vote FOR the approval of the Amendment to our 2008 Long-Term Incentive Plan.

 Description of the Amended 2008 LTIP

        A description of the provisions of the 2008 LTIP, as modified by the Amendment ("Amended 2008 LTIP") is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2008 LTIP and the Amendment, copies of which are attached as Appendix A and Appendix B, respectively, to this Proxy Statement.

        Administration.    The Amended 2008 LTIP is administered by the Compensation Committee of the Board. The members of the Compensation Committee meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and comply with the independence requirements of the applicable stock exchange. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan. Members of the Compensation Committee serve at the pleasure of the Board. The Board may also appoint one or more separate committees, each composed of one or more directors who need not satisfy the independence requirements referenced above, which may administer the Amended 2008 LTIP with respect to employees or other service providers who are not officers or directors of the General Partner.

        Partnership Common Units Reserved for Issuance under the Amended 2008 LTIP.    The common units to be issued under the Amended 2008 LTIP may consist of Partnership common units acquired in the open market, from any affiliate, the Partnership or any other person, or any combination of the foregoing, as determined by the Compensation Committee in its discretion. If any common units covered by an award are not purchased, are forfeited or expire, or if an award otherwise terminates without delivery of any common units, then the number of common units counted against the aggregate number of common units available under the plan with respect to the award will, to the extent of any such forfeiture, expiration or termination, again be available for making awards under the Amended 2008 LTIP. In addition, if the withholding obligation of any grantee under the Amended 2008 LTIP is satisfied by tendering common units to the Partnership or by withholding common units, such tendered or withheld common units will again be available for issuance under the Amended 2008 LTIP.

        Eligibility.    Awards may be made under the Amended 2008 LTIP to employees or directors of or consultants or advisers to the Partnership, the General Partner and their affiliates, including any such employee who is an officer or director, and to any other individual whose participation in the plan is determined by the Board to be in the best interests of the Partnership, the General Partner or their affiliates.

        Amendment or Termination of the Amended 2008 LTIP.    The Board may terminate or amend the Amended 2008 LTIP at any time, for any reason. The Amended 2008 LTIP shall terminate in any event on January 1, 2018. Amendments will be submitted for Partnership unitholder approval to the extent stated by the Board, required by the Internal Revenue Code or other applicable laws, rules or regulations, or required by applicable stock exchange listing requirements. No amendment, suspension or termination of the Amended 2008 LTIP will, without the consent of the grantee, impair the rights or obligations under any award previously awarded under the Amended 2008 LTIP.

        Awards.    The Compensation Committee may award:

  •
  Unrestricted units, which are common units awarded at no cost or for a purchase price determined by the Compensation Committee and which are free from any restrictions under the Amended 2008 LTIP. Unrestricted units may be issued to participants in recognition of past services or other valid consideration.

  •
  Restricted units, which are common units subject to restrictions.

  •
  Phantom units, which are notional units entitling the grantee to receive a common unit, subject to restrictions.

  •
  Distribution equivalent rights, which are rights entitling the recipient to receive credits for distributions that would be paid if the recipient had held a specified number of common units.

  •
  Performance awards, which are awards ultimately payable in common units. The Compensation Committee may grant annual or multi-year awards subject to achievement of specified goals tied to business criteria. The Compensation Committee may specify the amount of the incentive award as a percentage of such business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to such business criteria. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal.

        Effect of Certain Corporate Transactions.    Certain change in control transactions involving the Partnership, the General Partner or MarkWest Hydrocarbon may cause awards granted under the Amended 2008 LTIP to vest.

        Adjustments for Unit Distributions and Similar Events.    The Compensation Committee will make appropriate adjustments in outstanding awards and the number of common units available for issuance under the Amended 2008 LTIP to reflect splits in common units and other similar events.

Federal Income Tax Consequences

        Unrestricted Units.    Participants who are awarded unrestricted units will be required to recognize ordinary income in an amount equal to the fair market value of the common units on the date of the award, reduced by the amount, if any, paid for such units. If the Partnership complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Restricted Units.    A grantee who is awarded restricted units will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the units are subject to restrictions (that is, the restricted units are nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common units on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common units on the date the restrictions lapse (less the purchase price, if any) will be treated as ordinary income to the grantee and will be taxable in the year the restrictions lapse and distributions paid while the units are subject to restrictions will be subject to withholding taxes. If the Partnership complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Phantom Units.    There are no immediate tax consequences of receiving an award of phantom units under the Amended 2008 LTIP. A grantee who is awarded phantom units will be required to recognize ordinary income in an amount equal to the fair market value of the Partnership common units issued to such grantee at the end of the restriction period or, if later, the delivery date. If the Partnership complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Distribution Equivalent Rights.    Participants who receive distribution equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If the Partnership complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Performance Awards.    The grant of a performance award will have no federal income tax consequences for the Partnership or for the grantee. The vesting or delivery of the award, as applicable, is taxable to a grantee as ordinary income. If the Partnership complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Section 280G.    To the extent vestings or payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax and the Partnership's deduction with respect to the associated compensation expense may be disallowed in whole or in part.

        Section 409A.    The Partnership intends for awards granted under the Amended 2008 LTIP to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the Amended 2008 LTIP, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

PROPOSAL 3:    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm to examine and report to common unitholders on the consolidated financial statements of the Partnership and its subsidiaries for the 2012 fiscal year. Representatives of Deloitte are expected to be available at the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

        The action of the Audit Committee in appointing Deloitte as the Partnership's independent registered public accounting firm for the 2012 fiscal year will be ratified upon an affirmative vote of the holders of a majority of the outstanding units entitled to vote and represented in person or by proxy at the Annual Meeting. Abstentions will have the effect of a negative vote for this proposal.

        Common unitholder ratification of the selection of Deloitte as the Partnership's independent registered public accounting firm is not required by the Partnership's Limited Partnership Agreement or otherwise. However, the Board of Directors is submitting the selection of Deloitte to the common unitholders for ratification as a matter of company practice. If the common unitholders fail to ratify the selection, the Audit Committee will reconsider the retention of that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Partnership and its common unitholders.

        The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012.

Fees Paid to Independent Registered Public Accounting Firm

        For the years ended December 31, 2011 and 2010, consolidated fees billed by our independent registered public accounting firm, Deloitte, to the Partnership were as follows (in thousands):

	Year ended December 31,
	2011	2010
Audit fees	$2,224	$2,356
Audit-related fees(1)	393	136
Tax fees(2)	—	7
All other fees(3)	4	4

Total accounting fees and services	$2,621	$2,503

(1)
Audit-related fees include fees for reviews of registration statements and issuances of consents, reviews of offering documents, and issuance of letters to underwriters, and other procedures related to significant transactions.

(2)
Tax fees include fees for compliance, review and consultation.

(3)
All other fees in 2011 and 2010 include fees for accounting research software.

        The Audit Committee of the Board of Directors pre-approved the performance of all of the services described above. See "Corporate Governance—Audit Committee Pre-Approval Policies and Procedures" below.

 CORPORATE GOVERNANCE

Board Independence

        Under the Partnership's Limited Partnership Agreement, a majority of the Board of Directors must be considered independent pursuant to independence standards established by the NYSE as set forth in Section 303A.02 of its Listed Company Manual. To be considered an independent director under the NYSE listing standards, the Board of Directors must affirmatively determine, after recommendation by the Nominating and Corporate Governance Committee and after due deliberation, that a director has no material relationship with the Partnership. In making this determination, the Board of Directors: (i) adheres to all of the specific tests for independence included in the NYSE listing standards, and (ii) considers all other facts and circumstances it deems necessary or advisable and any standards of independence as may be established by the Board of Directors from time to time. The Board of Directors previously determined and has affirmed that the following members of the Board of Directors are independent:

• Mr. Keith E. Bailey	• Mr. Randall J. Larson
• Mr. Michael L. Beatty	• Ms. Anne E. Fox Mounsey
• Mr. Charles K. Dempster	• Mr. William P. Nicoletti
• Mr. Donald C. Heppermann	• Mr. Donald D. Wolf
• Mr. William J. Kellstrom

        In connection with determining the independence of Mr. Beatty, the Board of Directors considered the non-material amounts of fees paid to the law firm of Beatty & Wozniak, P.C., of which Mr. Beatty is the Chairman, for general legal services provided to the Partnership by one of the law firm's lawyers. The Board determined that this arrangement did not affect Mr. Beatty's independence under Section 303A.02 of the NYSE listing standards. In connection with the determination of the independence of Mr. Bailey, the Board of Directors considered Mr. Bailey's position as a director of AEGIS, an insurance company that provides insurance to MarkWest Hydrocarbon and the Partnership, and as a director of Integrys Energy, an energy company with which the Partnership engages in commercial transactions in the ordinary course of business. The Board determined that Mr. Bailey's position as a director of AEGIS and as a director of Integrys Energy did not affect Mr. Bailey's independence under Section 303A.02 of the NYSE listing standards. We currently have a majority of independent members on our Board of Directors, and are in compliance with the NYSE independence requirements.

Leadership, Structure and Meetings of the Board of Directors

        Leadership of our General Partner's Board of Directors is vested in a Chairman of the Board and in an independent Lead Director. The Board's Nominating and Corporate Governance Committee and the Board have determined that combining the roles of Chairman of the Board and Chief Executive Officer is advantageous as it enhances understanding and communication between management and the Board, allows for better comprehension and evaluation of the Partnership's operations, and ultimately improves the Board's ability to perform its oversight role. In connection with this determination and in recognition of the importance of the Board's ability to operate independently, the Board determined to create the position of an independent Lead Director.

        Mr. Frank M. Semple serves as the Chairman of the Board of Directors and as the General Partner's Chief Executive Officer. In connection with the evaluation to have Mr. Semple serve as both Chairman of the Board and Chief Executive Officer, the Nominating and Corporate Governance Committee and the Board reviewed numerous studies and articles on the subject, including but not limited to the Report of the NACD Blue Ribbon Commission on Board Leadership, issued by the National Association of Corporate Directors and The Center for Board Leadership, and "A Closer Look at Lead and Presiding Directors," published in Cornerstone of the Board THE NEW GOVERNANCE COMMITTEE, volume 1, issue 4, by

Spencer Stuart. The Nominating and Corporate Governance Committee and the Board also evaluated a variety of factors relevant to the Partnership. These factors include the manner in which the Board operates and the effectiveness of the Board of Directors as a whole as well as its Committees, the experience and backgrounds of the individual Board members, benchmarking with its peers and other companies, and the dynamics of the Board and the individual Board members. Based upon these factors, the relationships and communications among the Board members, the Chief Executive Officer and management, and the individual leadership and vision that the Chief Executive Officer has demonstrated, the Board determined that combining the roles of Chairman of the Board and Chief Executive Officer would further enhance the effectiveness of the Board and its ability to discharge its duties.

        In connection with the determination to combine the roles of Chairman of the Board and Chief Executive Officer, the Board also recognized the importance of the Board's independent oversight role and its need to maintain a strong independence from management. As a result, the Board has also appointed an independent director to serve as a Lead Director and believes that the Lead Director is an integral component of promoting strong, independent oversight of the Partnership. In January 2010, Donald D. Wolf was elected as Lead Director. The Lead Director's principal duties include:

  •
  convenes meetings of the independent directors as necessary;

  •
  presides at executive sessions of the non-management directors and at full meetings of the Board of Directors when the Chairman of the Board is not present;

  •
  serves as the principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer;

  •
  consults and works with the Chairman of the Board to schedule meetings of the Board of Directors and to approve Board agendas;

  •
  acts as ex-officio member of each of the Board's Committees;

  •
  develops and recommends topics of strategic importance to the Partnership for discussion by the Board and/or the Board's Committees;

  •
  works with the Nominating and Corporate Governance Committee in recommending committee compositions to the Board; and

  •
  performs other duties as the Board may determine from time to time.

        The Board believes that the combined roles of Chairman of the Board and Chief Executive Officer, together with the position of an independent Lead Director, further enhances the effectiveness of the Board and its ability to discharge its duties. The Board may reevaluate this leadership structure from time to time in the future if there are changes in the manner in which the Board operates or in the composition of the Board, or if other changes occur that may warrant reconsideration of this structure.

        During the year ended December 31, 2011, the Board of Directors met eight (8) times. Each Director attended at least 75% of the aggregate of all of the meetings of the Board and Committees on which he or she served. The Board of Directors and its Committees also act from time to time by written consent in lieu of meetings. In addition, non-management directors meet, without the management director, at regularly scheduled executive sessions, at least quarterly and at such other times as they may deem appropriate. The director presiding over these executive sessions is the Lead Director. Since all of our non-management directors are independent, these executive meetings also constitute meetings of our independent directors. For more information regarding communication with our non-management directors, see the section below entitled Communication with Non-Management Directors.

 Selection and Qualifications of Director Nominees and Directors

        The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as directors on our Board of Directors and for establishing guidelines and criteria for determining the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee selects nominees to become directors who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other directors and nominees to the Board, in collectively serving the long-term interests of the Partnership and its unitholders. In selecting director nominees and evaluating qualifications to serve and continue to serve as a director, the Nominating and Corporate Governance Committee assesses (i) each nominee's or director's broad business judgment and leadership, management and policy-making skills, current or recent experience in industry and participation in other boards of directors, training, knowledge or expertise in finance, accounting, compensation, governance or other relevant fields, and his or her business creativity, vision and general perspective, all in the context of the needs of the Board and its Committees at that time, (ii) the need for the make-up of the Board to encompass the attributes of compatibility, collegiality and diversity, which are useful to the effective oversight of the Partnership, and (iii) the manner of operation of the Board and its Committees and their effectiveness as a whole. The Nominating and Corporate Governance Committee examines various factors and combined qualities based upon the then current membership of the Board in an effort to provide a broad spectrum of experience, skills, and perspectives that are relevant to the Partnership's business and operations. Neither the Board nor the Nominating and Corporate Governance Committee have a formal policy with regard to separately or singularly considering diversity in identifying nominees. Rather, the Board and the Nominating and Corporate Governance Committee look for diversity among nominees who otherwise demonstrate excellence in their fields. Further, while each nominee's or director's qualifications and experience plays an important role in the selection or qualification assessment process, factors such as the manner in which directors will work together, and the impact of the collective group on the effectiveness of the Board are equally important. The Board conducts periodic self evaluations in an effort to evaluate its overall effectiveness and identify areas in which the Board may wish to implement changes or improvements. These evaluations provide insight as to the collective qualities of the Board members that enhance the performance of the Board's oversight responsibilities and promote thoughtful and active discussion and debate of the Partnership's activities. The Nominating and Corporate Governance Committee also assesses the nominees and directors from this perspective in order to maximize the Board's effectiveness. The Nominating and Corporate Governance Committee also encourages directors to participate in continuing education events and/or undertake activities that can be demonstrated to maintain or advance professional knowledge, skills, competency and expertise relevant to the Partnership's business and operations and that will enhance their skills and the effectiveness of the Board. The Nominating and Corporate Governance Committee works together with the Partnership's management to facilitate these efforts and to identify or construct educational programs and opportunities for the Board members.

Director Nominees Qualifications

        In connection with identifying and recommending to the Board qualified new candidates for Board membership or assessing the ongoing qualifications for a director nominee's continuing service, the Nominating and Corporate Governance Committee primarily focused on the criteria discussed above. In particular, the Committee reviewed the experience, skills, abilities and qualifications that are discussed in each nominee's biography set forth in Proposal 1: Approval of Election of Nine Directors Who Will Serve Until Our 2013 Annual Meeting, as well as such qualifications as are further elaborated below:

        Frank M. Semple—As the Chief Executive Officer and President of our General Partner, Mr. Semple has in-depth knowledge and experience regarding the Partnership's business and operations. During his tenure with the General Partner, and in his prior management and leadership positions, Mr. Semple has acquired significant experience regarding operations, business development, finance and financial matters, and corporate governance matters that enhances the operation of the Board as a governing body as well as the Board's performance of its oversight and strategic planning responsibilities. Since joining the Partnership in 2003, Mr. Semple has been instrumental in focusing the Partnership's efforts in its core business of providing high quality midstream services and increasing unitholder value, including the following: leading the Partnership to reorganize itself in order to eliminate the General Partner's incentive distribution rights and enhance the transparency and value to the Partnership's unitholders; directing the strategic expansion of the business into key resource liquids-rich plays and opportunities throughout the United States; and consistently achieving total return performance to unitholders in the top quartile in comparison to the Partnership's peers.

        Donald D. Wolf—As the Chairman of Quantum Resources, a privately held company that acquires and operates producing oil and gas properties, and as the prior Chairman, Chief Executive Officer and Director of Westport Resources Corporation, Mr. Wolf has acquired significant industry experience and offers valuable insight to various issues affecting the Partnership. In addition, through Mr. Wolf's current and prior leadership positions, Mr. Wolf has significant experience in the areas of finance, executive compensation, and corporate governance and provides valuable perspectives regarding the Partnership's capital generation activities.

        Keith E. Bailey—As the former Chairman, Chief Executive Officer and President of The Williams Companies, Inc., one of North America's largest natural gas gatherers and processors, and President and Chief Executive Officer of several Williams subsidiary companies, and having also served previously as the Chief Financial Officer of Williams, Mr. Bailey has acquired significant industry and corporate strategic planning experience, as well as substantial expertise regarding finance, accounting and risk management matters. Mr. Bailey also holds current positions on the boards of directors of Apco Oil and Gas International, AEGIS, Cloud Peak Energy, and Integrys Energy Group, Inc. Mr. Bailey's current and past experiences permit him to provide valuable insight that enhances the Board's performance of its financing and strategic planning activities, and its oversight and risk management responsibilities. Mr. Bailey has previously served on the Partnership's Audit Committee and would qualify as an "audit committee financial expert" within the meaning of the SEC's regulations.

        Michael L. Beatty—As a result of his current position as the Chairman of the law firm of Beatty & Wozniak, P.C., a law firm that handles a wide variety of energy litigation, title work, environmental and regulatory issues, and corporate transactions, and his prior experience, including as Executive Vice President, General Counsel and a director of The Coastal Corporation, Mr. Beatty offers the Board significant legal, regulatory and corporate governance expertise as well as industry knowledge and experience that is exceptionally valuable to the Board's operation and to the Board's performance as a governing body of the Partnership. Mr. Beatty is also financially literate and would qualify as an "audit committee financial expert" within the meaning of the SEC's regulations.

        Charles K. Dempster—In his prior management and executive leadership positions in the energy industry, including as President of Reliance Pipeline Company and Chairman and Chief Executive Officer of Aquila Energy Company, an energy trading and gas midstream pipeline and processing organization in the United States and the United Kingdom, Mr. Dempster has significant experience in the industry, including marketing and commercial development, and has experience in executive compensation and corporate governance matters. Mr. Dempster has also previously served on the Partnership's Audit Committee and would qualify as an "audit committee financial expert" within the meaning of the regulations of the SEC. This experience allows Mr. Dempster to offer valuable perspectives to the Board and has assisted the Compensation Committee and the Board in evaluating and establishing appropriate compensation policies and practices for the Partnership.

        Donald C. Heppermann—As a result of his prior leadership positions, including as the former Executive Vice President, Chief Financial Officer and Secretary of our General Partner, Mr. Heppermann

has valuable industry experience as well as significant expertise regarding finance, accounting and risk management matters. Mr. Heppermann brings significant expertise and experience to the Board and the Finance and Audit Committees, provides valuable insight with respect to the financial markets and enhances the Board's performance with respect to the Partnership's strategic planning and capital generation activities. Mr. Heppermann is also financially literate and qualifies as an "audit committee financial expert" within the meaning of the SEC's regulations.

        Randall J. Larson—As a result of his prior executive positions in the energy industry and public accounting, including as the Chief Executive Officer, Chief Financial Officer and Controller of the general partner of Transmontaigne Partners, L.P., and as a partner with KPMG LLP, Mr. Larson has significant expertise regarding finance, accounting, corporate development, and executive compensation matters. Mr. Larson provides valuable perspectives that enhance the Board's establishment of effective compensation practices and the Partnership's risk management activities. Mr. Larson is also financially literate and qualifies as an "audit committee financial expert" within the meaning of the SEC's regulations.

        Anne E. Fox Mounsey—Ms. Fox Mounsey holds a M.S. in Finance from the University of Colorado, and as a result of her prior positions with the Partnership, she provides the Board with valuable insight into the Partnership's operations and business, including marketing and corporate development, and has developed an additional knowledge base on compensation, accounting and governance issues, which enhances the Board's collective knowledge and experience and the performance of its strategic planning responsibilities. Ms. Fox Mounsey is financially literate.

        William P. Nicoletti—As a result of his current and prior leadership positions in the energy investment banking industry, including as a Managing Director of Parkman Whaling LLC, Mr. Nicoletti has significant experience regarding finance, accounting and corporate governance matters. Mr. Nicoletti provides valuable insight that enhances the Board's performance of its risk management responsibilities and the Partnership's capital generation activities. Mr. Nicoletti qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC.

        In addition to considering the above qualifications, the Nominating and Corporate Governance Committee reviewed the effectiveness of the Board and the manner in which the Board members currently operate as a group. Based on the self evaluations completed by the Board and other factors, such as the diversity of their qualifications, backgrounds and experience, and the dynamics of their interaction as a group, the Nominating and Corporate Governance Committee determined that the collective group of the above nominees have promoted and enhanced, and will continue to promote and enhance, the effectiveness of the Board.

Committees of the Board of Directors

        Audit Committee.    The Audit Committee assists in Board oversight of the integrity of the Partnership's financial statements and internal controls over financial reporting, and oversees the independent registered public accountant's audit services to the Partnership. In this function, the Audit Committee has the following responsibilities:

  •
  appointing, compensating, retaining and overseeing the services provided by our independent registered public accountants;

  •
  aiding management in the establishment and supervision of our financial controls;

  •
  pre-approving all audit and permitted non-audit services provided by our independent registered public accountants;

  •
  assisting in Board oversight of the integrity of the Partnership's financial statements, the Partnership's compliance with legal and regulatory requirements, and the independent registered public accountant's qualifications and expertise;

  •
  evaluating the scope of the annual audit and reviewing audit results;

  •
  consulting with management and our independent registered public accountants prior to the presentation of financial statements to common unitholders;

  •
  overseeing the Partnership's enterprise-wide risk management process; and

  •
  as appropriate, initiating inquiries into aspects of our financial affairs.

        The Audit Committee meets all the requirements set forth in Sections 303A.06 and 303A.07 of the NYSE Listed Company Manual. The current members of the Audit Committee are William P. Nicoletti (chairman), Donald C. Heppermann, Randall J. Larson and Anne E. Fox Mounsey. Each of the current members of our Audit Committee satisfies the standards for independence as they relate to audit committees as set forth in Section 303A.02 of the NYSE Listed Company Manual and as set forth in Rule 10A-3 of the Exchange Act. The Board of Directors has determined that each member of the Audit Committee is financially literate and each of Messrs. Nicoletti, Heppermann and Larson qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC.

        During fiscal 2011, the Audit Committee held nine (9) meetings. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available on our Internet website at www.markwest.com, and print copies are available free of charge upon request to our Secretary at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202-2137 or by telephone at (303)925-9200.

        Compensation Committee.    The Compensation Committee assists the Board in discharging its responsibilities relating to overall compensation matters.

        The following are the specific responsibilities of the Compensation Committee:

  •
  Annually review the Partnership's philosophy regarding executive compensation.

  •
  Retain any compensation consultant to be used to assist in the evaluation of directors' and executive officers' compensation.

  •
  Recommend to the Board the base and incentive compensation for all principal executives and officers, taking into consideration the judgment and recommendation of the Chief Executive Officer.

  •
  Recommend to the Board the Chief Executive Officer's applicable compensation levels based on the Compensation Committee's evaluation of the Chief Executive Officer's performance in light of the Partnership's and the individual's goals and objectives.

  •
  Periodically review and make recommendations to the Board with respect to the compensation of directors.

  •
  Administer and annually review the Partnership's incentive compensation plans and equity-based plans.

  •
  Review and make recommendations to the Board regarding any executive employment and related agreements.

  •
  Review and approve the Compensation Discussion & Analysis (the "CD&A").

        The Compensation Committee may delegate authority to its members or to a subcommittee that it may designate, so long as the delegate or subcommittee reports its actions to the Compensation Committee at the next meeting.

        In 2011, the Compensation Committee engaged Mercer (US) Inc. ("Mercer") as its compensation consultant to assist the Compensation Committee in assessing annual executive compensation levels. The

Compensation Committee paid Mercer approximately $0.1 million for the compensation consulting services to assess 2011 executive compensation levels. Mercer is an affiliate of Marsh USA Inc. ("Marsh"), which independently provides insurance brokerage and risk management consulting services to the Partnership. Management retained Marsh to perform insurance brokerage and risk management consulting services in accordance with the Partnership's policies and procedures. In 2011, the Partnership paid Marsh approximately $0.1 million for insurance brokerage services provided to the Partnership. The engagement of Marsh did not require or receive approval of the Board of Directors or the Compensation Committee.

        The members of the Compensation Committee are Keith E. Bailey (chairman), Michael L. Beatty, Randall J. Larson and Charles K. Dempster. All of the Compensation Committee members meet the independence requirements set forth in Section 303A.02 of the NYSE Listed Company Manual. During fiscal 2011, the Compensation Committee held six (6) meetings. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available on our Internet website at www.markwest.com, and print copies are available free of charge upon request to our Secretary at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202-2137 or by telephone at (303)925-9200.

        Nominating and Corporate Governance Committee.    The primary purpose of the Nominating and Corporate Governance Committee is to:

  •
  identify individuals qualified to become Board members;

  •
  develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Partnership;

  •
  oversee the evaluation of the Board of Directors and its standing Committees and management;

  •
  assist the Board and Committee members in participating in continuing education programs; and

  •
  oversee the succession planning for the Chief Executive Officer and other principal officers of the General Partner.

The members of the Nominating and Corporate Governance Committee are Michael L. Beatty (chairman), Keith E. Bailey, William A. Kellstrom and Anne E. Fox Mounsey. All of the Nominating and Corporate Governance Committee members meet the independence requirements set forth in Section 303A.02 of the NYSE Listed Company Manual. During fiscal 2011, the Nominating and Corporate Governance Committee held four (4) meetings. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors of our General Partner, a copy of which is available at our Internet website at www.markwest.com, and print copies are available free of charge upon request to our Secretary at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202-2137 or by telephone at (303)925-9200. In addition, the Partnership and the General Partner operate pursuant to corporate governance guidelines, a copy of which is available at our Internet website at www.markwest.com. You may also request a copy of the corporate governance guidelines free of charge by contacting our Investor Relations Department at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202-2137 or by telephone at (303) 925-9200.

        Finance Committee.    The Finance Committee has principal oversight responsibility with respect to the Partnership's corporate finance and treasury matters. These responsibilities include:

  •
  reviewing the Partnership's short-term and long-term financing plans and strategies;

  •
  reviewing principal commercial and investment banking relationships and the material terms of the Partnership's credit facilities in light of the Partnership's operating strategy, risk exposures, financial policies and changes in applicable law or accounting requirements; and

  •
  designating the persons who can execute documents and act on behalf of the Partnership in the ordinary course of business pursuant to approved banking, borrowing, credit, investment and other financing arrangements.

        The Finance Committee's responsibilities also include, if so delegated by the Board:

  •
  reviewing and approving the final terms and pricing of significant equity and debt issuances and other financing transactions and approving the financial terms of transactions that have been approved in principle by the Board of Directors;

  •
  reviewing the Partnership's investment objectives and investment policy; and

  •
  reviewing and providing guidance to the Board of Directors and management with regard to all of the foregoing and with respect to any other transactions or financial issues that the Board or management desire to have reviewed by the Finance Committee.

The members of the Finance Committee are Donald C. Heppermann (chairman), Charles K. Dempster, William A. Kellstrom and William P. Nicoletti. All of the members of the Finance Committee meet the independence requirements set forth in Section 303A.02 of the NYSE Listed Company Manual. During fiscal 2011, the Finance Committee held eleven (11) meetings and took action by written consent. The Finance Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available on our Internet website at www.markwest.com, and print copies are available free of charge upon request to our Secretary at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202-2137 or by telephone at (303)925-9200.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee pre-approves certain audit and permissible non-audit services provided by the independent registered public accounting firm pursuant to an adopted Pre-Approval Policy and schedule of generally pre-approved items established annually, and also may pre-approve such services on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not and may not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee may delegate pre-approval to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Role of the Board of Directors in Risk Management Oversight

        The Board of Directors exercises its risk management oversight responsibilities as a whole Board, as well as specifically through its various Committees. The Board of Directors focuses primarily on strategic and operational risks while the various Board Committees focus on specific risks aligned with their individual Committee charters, as described above under Committees of the Board of Directors. The Audit Committee is specifically responsible for overseeing the Partnership's enterprise-wide risk management process, which is discussed below in more detail, and for overseeing the identification and assessment of, and the response to, financial reporting and regulatory compliance related risks by the Partnership's management. The Finance Committee oversees the manner in which the Partnership's management identifies, assesses and responds to risks relating to the Partnership's liquidity and cost of capital. The Nominating and Corporate Governance Committee is responsible for managing risks relating to the qualifications of the directors on the Board of Directors, conflicts of interest and other policies governing the Partnership, including succession planning for the Partnership's management. The Compensation

Committee is responsible for managing risks relating to the compensation of the Partnership's management and employees, including retention of key employees and the alignment of the Partnership's compensation policies with the Partnership's strategic objectives to ensure that compensation programs do not encourage excessive risk taking. Each Committee periodically reports to the Board of Directors regarding such Committee's risk management oversight activities. In addition, most of our directors serve on more than one Committee, and our Lead Director is an ex-officio member of and is involved in each of our Committees, all of which provide our directors with a better understanding of the different types of risks involved in the Partnership's business and enhances the Board of Director's performance of risk management oversight activities.

        The General Partner's management is responsible for the performance of the Partnership's risk management activities. These risk management activities are performed continuously as part of the day to day activities of the Partnership. The General Partner's management has also instituted a formal enterprise-wide risk management (ERM) process based on the COSO—Enterprise Risk Management—Integrated Framework. The Chief Executive Officer oversees the ERM process, which is facilitated by the General Partner's Internal Audit department to help ensure objectivity and transparency. The Partnership has instituted a quarterly process that includes the participation of various levels of management to provide input on risk identification, risk assessment and risk response. The results of the ERM related activities are presented to the Audit Committee quarterly, and the Audit Committee provides regular reports to the Board of Directors regarding the status of these efforts. In addition, the Board of Directors receives an annual report and presentation from management on the Partnership's ERM process and status, including a detailed discussion on risk identification, risk assessment and risk response.

Code of Business Conduct and Ethics

        We have adopted a Code of Conduct and Ethics applicable to the persons serving as our directors, officers (including without limitation, our Named Executive Officers), and employees. Our Code of Conduct and Ethics complies with SEC standards, including the prompt disclosure to the SEC on a Current Report on Form 8-K of any waiver of the code for executive officers or directors approved by the Board of Directors. In addition, senior management has developed and provides Code of Conduct and Ethics recurring training across the company, which is given in presentations to small groups of fifteen or fewer employees at a time. A copy of our Code of Conduct and Ethics is available free of charge in print to any unitholder who sends a request to the office of the Secretary of MarkWest Energy Partners, L.P. at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202-2137 or by telephone at (303)925-9200. The Code of Conduct and Ethics is also accessible and posted on our website at www.markwest.com.

Director Attendance at Annual Meetings

        Our directors are invited and encouraged to attend our annual meetings. Three of our directors attended the 2011 Annual Meeting of Common Unitholders.

Consideration of Director Candidates

        The Nominating and Corporate Governance Committee does not entertain, and does not have a policy regarding the consideration of, director candidates suggested by common unitholders. The General Partner relies upon the extensive industry experience and expertise of the members of the Nominating and Corporate Governance to identify qualified nominees for the Board of Directors.

Communication with Non-Management Directors

        Common unitholders are invited to contact any or all of the Partnership's outside directors by mailing a letter to one or all of them in care of the Partnership's headquarters. Any such correspondence received will be delivered unopened to the relevant party or parties. In addition, a common unitholder or any other interested party may anonymously raise concerns and issues to our non-management directors by submitting a report to EthicsPoint, our outside incident reporting service provider. Reports may be submitted to EthicsPoint by telephone at 1-866-384-4277 or online at its Internet website at www.ethicspoint.com. Reports submitted to EthicsPoint are distributed to the Chair of the Audit Committee, which is currently William P. Nicoletti, as well as to the General Partner's Senior Vice President and General Counsel and the Vice President of Compliance and Internal Audit.

        Finally, management welcomes, at any time, comments, questions or suggestions from any common unitholder. The Partnership remains dedicated to ensuring complete, accurate and prompt disclosure of all material information about the Partnership and its business and to continuing to serve the best interest of its common unitholders.

EXECUTIVE OFFICERS

        As with most publicly traded limited partnerships, we do not have any employees, but instead our General Partner manages our operations and activities on our behalf. The following is biographical information for each of the executive officers of our General Partner, each of whom is appointed by the Board of the General Partner:

        Frank M. Semple, 60, Chairman, President, and Chief Executive Officer, joined MarkWest on November 1, 2003. He is a member of the Board of Directors and was elected Chairman of the Board in October 2008. Prior to joining MarkWest he completed a 22-year career with The Williams Companies and WilTel Communications. He served as the Chief Operating Officer of WilTel Communications, Senior Vice President/General Manager of Williams Natural Gas Company, Vice President of Operations and Engineering for Northwest Pipeline Company and Division Manager for Williams Pipeline Company. Prior to joining The Williams Companies, Mr. Semple served in the U.S. Navy aboard the nuclear submarine USS Gurnard (SSN 662). Mr. Semple completed the Program for Management Development at Harvard Business School and a holds a B.S. in Mechanical Engineering from the United States Naval Academy.

        C. Corwin Bromley, 54, Senior Vice President, General Counsel and Secretary, was appointed as General Counsel of our General Partner in September 2004. Prior to joining MarkWest, Mr. Bromley served as Assistant General Counsel at Foundation Coal Holdings, Inc. f/k/a RAG American Coal Holding, Inc. from 1999 through 2004, and as General-Managing Attorney and Senior Environmental Attorney at Cyprus Amax Minerals Company from 1989 to 1999. Prior to that, Mr. Bromley was in private practice with the law firm Popham, Haik, Schnobrich & Kaufman from 1984 through 1989. Preceding his legal career, Mr. Bromley worked as a structural/design engineer involved in several domestic and international LNG and energy projects with the firms CBI, Inc. and Chicago Bridge & Iron Company. Mr. Bromley received his J.D. from the University of Denver and his bachelor's degree in Civil Engineering from the University of Wyoming.

        Nancy K. Buese, 42, Senior Vice President, Chief Financial Officer, was appointed Chief Financial Officer of our General Partner in October 2006. Prior to her appointment as Chief Financial Officer, Ms. Buese served as Chief Accounting Officer of MarkWest since November 2005. Prior to joining MarkWest, Ms. Buese was the Chief Financial Officer for Experimental and Applied Sciences ("EAS") in Golden, Colorado. EAS is a wholly-owned subsidiary of Abbott Laboratories. Prior to her employment at EAS, Ms. Buese was a Vice President with TransMontaigne Inc. in Denver, Colorado. Preceding this appointment, Ms. Buese was a Partner with Ernst & Young LLP, having spent time in the firm's Denver, London, New York and Washington, D.C. offices. Ms. Buese received her bachelor's degree in Accounting and Business Administration from the University of Kansas and is a licensed certified public accountant in the State of Colorado.

        John C. Mollenkopf, 50, Senior Vice President, Chief Operating Officer, became the Chief Operating Officer in January 2011. Prior to this, he served as the Chief Operations Officer of our General Partner since October 2006. Prior to his appointment as Chief Operations Officer, Mr. Mollenkopf served as Senior Vice President, Southwest Business Unit, since January 2004 and as Vice President, Business Development since January 2003. Prior to these positions, he served as Vice President, Michigan Business Unit, of our General Partner since its inception in May 2002 and in the same capacity with MarkWest Hydrocarbon since December 2001. Prior to that, Mr. Mollenkopf was General Manager of the Michigan Business Unit of MarkWest Hydrocarbon since 1997. He joined MarkWest Hydrocarbon in 1996 as Manager, New Projects. From 1983 to 1996, Mr. Mollenkopf worked for ARCO Oil and Gas Company, holding various positions in process and project engineering, as well as operations supervision. Mr. Mollenkopf received his bachelor's degree in Mechanical Engineering from the University of Colorado at Boulder.

        Randy S. Nickerson, 50, Senior Vice President, Chief Commercial Officer, was appointed as Chief Commercial Officer of our General Partner in October 2006. Prior to his appointment as Chief Commercial Officer, Mr. Nickerson served as Senior Vice President, Corporate Development of MarkWest since January 2003. Prior to these positions, Mr. Nickerson served as Senior Vice President of our General Partner since its inception in May 2002 and served in the same capacity with MarkWest Hydrocarbon since December 2001. Prior to that, Mr. Nickerson served as MarkWest Hydrocarbon's Vice President and the General Manager of the Appalachia Business Unit since June 1997. Mr. Nickerson joined MarkWest Hydrocarbon in July 1995 as Manager, New Projects and served as General Manager of the Michigan Business Unit from June 1996 until June 1997. From 1990 to 1995, Mr. Nickerson was a Senior Project Manager and Regional Engineering Manager for Western Gas Resources, Inc. From 1984 to 1990, Mr. Nickerson worked for Chevron USA and Meridian Oil Inc. in various process and project engineering positions. Mr. Nickerson received his bachelor's degree in Chemical Engineering from Colorado State University.

Additional Corporate Officers

        In addition to Mr. Semple, Mr. Bromley, Ms. Buese, Mr. Mollenkopf, and Mr. Nickerson, the following individual has been designated as an executive officer for purposes of reporting under Section 16 of the Securities Exchange Act of 1934.

        Paula L. Rosson, 44, Vice President/Chief Accounting Officer, was appointed the Partnership's principal accounting officer in July 2011. Ms. Rosson previously served as Vice President/Controller of the Partnership from November 2006 through July 2011. Prior to that, she served various executive roles with Fischer Imaging Corporation, including President/Chief Executive Officer and Chief Financial Officer in 2006 and Vice President/Controller from 2005 through 2006, served as the Assistant Controller at Teletech from 2003 through 2004, served last as the Controller of a division of Cenveo from 1999 through 2003 and held various positions in the audit practice of Ernst & Young LLP from 1989 through 1999. Ms. Rosson, received her MAcc and B.S. in accounting from Utah State University and is a licensed CPA in the State of Colorado.

 AUDIT COMMITTEE REPORT

        This report of the Audit Committee describes the responsibilities and considerations of the Audit Committee with respect to the year ended December 31, 2011. The Board of Directors of the General Partner has adopted a Charter of the Audit Committee, a copy of which is available on our Internet website at www.markwest.com. The information contained in the Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall the information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we have specifically incorporated it by reference into such filing.

        The current Audit Committee is comprised of William P. Nicoletti (chairman), Donald C. Heppermann, Randall J. Larson and Anne E. Fox Mounsey. During fiscal 2011, the Audit Committee held nine (9) meetings.

        The role of the Audit Committee is to oversee the Partnership's financial reporting process on behalf of the Board of Directors of the General Partner. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accountants are responsible for performing independent audits of our consolidated financial statements in accordance with generally accepted auditing standards in the United States and of our internal controls over financial reporting and expressing opinions as to the conformity of such financial statements with generally accepted accounting principles in the United States and as to the effectiveness of our internal controls over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2011 with management and the independent registered public accountants.

        Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The independent registered public accountants have discussed with the Audit Committee the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, our independent registered public accountant has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, as currently in effect, and the Audit Committee has discussed with the accountants their independence. The Audit Committee has also considered whether the independent accountant's provision of non-audit services is compatible with maintaining the independent registered public accountant's independence and determined that it is.

        Based on the reports, reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Audit Committee Mr. William P. Nicoletti, Chairman Mr. Donald C. Heppermann Mr. Randall J. Larson Ms. Anne E. Fox Mounsey

COMPENSATION DISCUSSION AND ANALYSIS

        This CD&A provides information about our compensation objectives, policies and decisions for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers, which we refer to in this Proxy Statement as our "Named Executive Officers," or "NEOs." The information contained in the CD&A is intended to, among other things, provide context for the information contained in the tables that follow this discussion. Immediately following the CD&A are the Compensation Committee Report and the compensation tables describing compensation earned and/or paid for performance in 2011, grants of plan-based equity awards, and outstanding equity awards held by the NEOs.

Executive Summary

Summary of Executive Compensation Philosophy

        The primary goal of our executive compensation program is to compensate our executives in a manner that:

  •
  attracts, retains and incents top-performing executives;

  •
  rewards executives for achievement of the Partnership's financial and nonfinancial performance plans and strategic objectives;

  •
  aligns the interests of executives with those of our unitholders; and

  •
  recognizes superior performance.

        At the core of our compensation philosophy is our strong belief that pay should be principally linked to performance. In giving effect to this philosophy, a significant portion of an executive's total compensation is contingent upon, or variable with, Partnership performance and achievement of strategic goals, including the goal of increasing unitholder value.

Summary of Executive Compensation Program

        The overall objective of our compensation program is to provide a total compensation package which targets the median of the market range of a peer group of companies, but provides the opportunity for upper quartile compensation if exceptional results are achieved. The NEOs' total compensation package consists of the following three components:

Base salaries	Designed to compensate executives commensurate with their respective level of experience, scope of responsibilities, and sustained performance
Short-term cash incentive program
A performance-based cash incentive awarded annually based on the prior year's performance, designed to promote achievement of, and accountability for, shorter term performance plans and strategic goals
Long-term equity incentive program
A performance-based equity incentive utilizing long-term equity grants based on multiple year performance, designed to align the long-term interests of our executives with those of our unitholders, by creating a strong and direct link between executive compensation and unitholder return over a multi-year performance cycle

        To evaluate all areas of executive compensation, the Compensation Committee seeks the additional input of an independent outside compensation consultant and available comparative information, as discussed more fully below.

Summary of Key Actions and Determinations for 2012

Partnership 2011 Performance

•

Partnership's annual distributable cash flow ("DCF")(1) was $332.8 million which exceeded the base-plan DCF target of $281.2 million

•

Top quartile total shareholder return (unit price appreciation and distribution) ("TSR") relative to the industry peer group

•

Execution of the business plan, and achievement of key commercial, distributable cash flow all well in excess of base plan performance goals and objectives

•

Successful execution of several acquisitions, capital project and financing transactions during 2011 and closing of the Partnership's acquisition of the 49% interest in MarkWest Liberty Midstream & Resources, L.L.C.

2012 Base Salaries

•

Frank Semple, Chief Executive Officer and Chairman: $550,000

•

John Mollenkopf, Chief Operating Officer: $385,000

•

Randy Nickerson, Chief Commercial Officer: $385,000

•

Nancy Buese, Chief Financial Officer: $350,000

•

Corwin Bromley, Chief Legal Officer: $350,000

Short-Term Cash Incentives Awards for 2011 Performance

•

Frank Semple, Chief Executive Officer and Chairman: $1,029,875

•

John Mollenkopf, Chief Operating Officer: $432,548

•

Randy Nickerson, Chief Commercial Officer: $432,548

•

Nancy Buese, Chief Financial Officer: $393,225

•

Corwin Bromley, Chief Legal Officer: $393,225

2012 Long-Term Equity Incentive Vestings—2010 Performance-Based Grants

•

Frank Semple, Chief Executive Officer and Chairman: 37,500 units

•

John Mollenkopf, Chief Operating Officer: 30,000 units

•

Randy Nickerson, Chief Commercial Officer: 30,000 units

•

Nancy Buese, Chief Financial Officer: 22,500 units

•

Corwin Bromley, Chief Legal Officer: 22,500 units

Long-Term Equity Incentive Grants—2012 Performance Grants for 2015 Cliff Vesting

•

Frank Semple, Chief Executive Officer and Chairman: 58,041 units

•

John Mollenkopf, Chief Operating Officer: 22,346 units

•

Randy Nickerson, Chief Commercial Officer: 22,346 units

•

Nancy Buese, Chief Financial Officer: 16,621 units

•

Corwin Bromley, Chief Legal Officer: 14,774 units

Special Awards

•

Frank Semple, Chief Executive Officer and Chairman: 13,224 units

•

John Mollenkopf, Chief Operating Officer: 9,613 units

•

Randy Nickerson, Chief Commercial Officer: 9,613 units

•

Nancy Buese, Chief Financial Officer: 6,473 units

•

Corwin Bromley, Chief Legal Officer: 6,473 units

(1)
For a discussion of how we calculate distributable cash flow and a reconciliation of this measure to net income, its most directly comparable GAAP measure, please see Appendix C to this Proxy Statement.

        These actions are discussed in greater detail below under the section entitled "Elements of Executive Compensation and Key Actions and Determinations for 2011 and 2012" in this CD&A.

General Objectives and Overall Philosophy of Compensation Program

        The primary objectives of our executive compensation program are to attract, retain and incent top-performing executives through a total compensation plan that is both competitive within our market and performance based. Our compensation program is intended to align compensation with the Partnership's short-term and long-term financial goals and unitholder distribution growth as well as the achievement of objectives consistent with the Partnership's strategic plans and recognize superior performance. We strive to accomplish these objectives by compensating all employees, including our

NEOs, with a combination of competitive base salary and incentive compensation. The incentive compensation component may be comprised of short-term incentive compensation, consisting of annual cash incentive, and long-term incentive compensation, consisting of equity awards. Our objective is to establish total compensation targets, including incentive compensation, for the executive officers at approximately the 50th percentile of a peer group of companies, with the opportunity to receive awards in the top quartile if exceptional performance is achieved. We have set a minimum level of performance threshold that the Partnership must first achieve before any short-term or long-term incentive awards will be made, which could reduce total compensation below the 50th percentile of the peer group if the minimum thresholds are not attained. We believe that appropriately designed compensation programs that align long-term Partnership and unit performance with long-term executive compensation opportunities allow the Partnership to attract and retain top performing executives. Following this philosophy, in determining NEO compensation, we consider all relevant factors, such as the competition for talent, our desire to link pay with performance, the use of equity to align NEO interests with those of our unitholders, individual contributions, teamwork and performance, each NEO's total compensation package, and internal pay equity.

Compensation Setting Process

Committee Compensation Consultants—Benchmarking

        In 2010 and 2011, the Compensation Committee engaged Mercer as its independent compensation consultant to assist it in assessing annual executive compensation levels. Mercer assembled peer group data, including its own internally developed proprietary data from various midstream pipeline/energy companies, reflecting the natural gas industry sector and our industry competitors, giving a large sample size, including companies of varying revenue and market-cap sizes, with varying market maturity from start-up to very mature companies. Mercer's data was provided to the Compensation Committee to demonstrate the performance and market levels within our industry sector. From this data, Mercer also made recommendations regarding setting a compensation plan structure and setting the base salaries and both short-term cash and long-term equity incentive award metrics for the NEOs and key employees.

        For performing TSR analysis and comparison for 2011, the Compensation Committee included the following companies as a peer group:

• Atlas Pipeline Partners, L.P.	• Magellan Midstream Partners, L.P.
• Boardwalk Pipeline Partners, LP	• Martin Midstream Partners L.P.
• Buckeye Partners, L.P.	• Penn Virginia Corporation
• Copano Energy, L.L.C.	• Quicksilver Resources (nka Crestwood Midstream Partners LP)
• Crosstex Energy, L.P.	• Regency Energy Partners LP
• DCP Midstream Partners, LP	• Sunoco Logistics Partners L.P.
• Eagle Rock Energy Partners, L.P.	• Targa Resources Partners LP
• Enterprise Products Partners L.P.	• Western Gas Partners, LP
• Genesis Energy, L.P.	• Williams Partners L.P.

        For market compensation comparisons, the Compensation Committee focused on a subset of this peer group that was comprised of companies of a similar size and maturity to the Partnership, that we consider to be our competitors, due to products, services, markets, and/or geographical reach, that had similar credit profiles, comparable debt and equity markets or analogous growth or capital programs, and that as a result of a combination of several of these attributes, the Compensation Committee considered appropriate for comparison of overall performance for compensation review purposes. Accordingly, the companies within this peer group subset, referred to as the "MLP Pipeline Peer Group," included:

• Atlas Pipeline Partners, L.P.	• Genesis Energy, L.P.
• Boardwalk Pipeline Partners, LP	• Magellan Midstream Partners, L.P.
• Buckeye Partners, L.P.	• Penn Virginia Corporation
• Copano Energy, L.L.C.	• Regency Energy Partners LP
• Crosstex Energy, L.P.	• Sunoco Logistics Partners L.P.
• DCP Midstream Partners, LP	• Targa Resources Partners LP
• Eagle Rock Energy Partners, L.P.	• Williams Partners L.P.

        The Compensation Committee also takes into account broader based survey data for executive compensation among public companies in the energy industry, both regionally and nationally, as we believe that this information provides us with a statistically significant sample that supplements the compensation consultant's peer group data.

Setting Performance Objectives

        The Partnership's annual strategic and business plans are presented for approval by management at the General Partner's January Board meeting. The Board engages in an active discussion concerning the financial targets, as well as the operational and strategic goals and objectives in the business plans. After making changes it deems appropriate, the Board of Directors approves the Partnership's annual business plan which is then used as the basis for setting objectives for the annual short-term incentive program. See "Elements of Executive Compensation and Key Actions and Determinations for 2011 and 2012—Short-Term Cash Incentive Awards" in this CD&A.

Management's Role in the Compensation Setting Process

        Management assists the Board in the following aspects of the executive compensation setting process:

  •
  Management assists in establishing the Partnership's strategic and business plans;

  •
  Management assists in determining appropriate metrics for performance goals and objectives;

  •
  Management assists in preparing Committee and Board meeting agendas and materials;

  •
  The CEO provides compensation recommendations for the NEOs and other executives; and

  •
  Management implements the Board approved compensation plans.

        The CEO generally attends the Compensation Committee meetings and other senior members of management attend, from time to time, by invitation. However, the Compensation Committee also regularly meets in executive session. The CEO makes recommendations to the Compensation Committee regarding financial and corporate goals and objectives. The Compensation Committee considers and deliberates on this information and recommendations, and in turn makes recommendations to the Board of Directors, for the Board's determination and approval, of the NEO's and other members of senior management's compensation, including base compensation, short-term cash incentives and long-term equity incentives. The CEO's performance and compensation is separately reviewed and evaluated by the Compensation Committee and, with the Compensation Committee's recommendations, the Board of Directors makes the final determination for the CEO's compensation.

Other Compensation

        Additional equity-based or other awards may be also granted to NEOs, as well as other officers and employees, upon commencement of employment, for promotions or special performance recognition, or for retention purposes, based on the recommendation of the CEO, or the Compensation Committee with respect to the CEO. In determining whether to recommend additional grants to an NEO, the CEO considers various factors, including the individual's performance, any planned change in functional responsibility, extraordinary performance, and other special circumstances that may arise from time to time.

Elements of Executive Compensation and Key Actions and Determinations for 2011 and 2012

Base Salaries

        Base salaries are a key component of an executive's total compensation and are designed to compensate executives commensurate with their respective level of experience and scope of responsibilities, and to reward sustained individual performance and future potential. The goal has been to provide for base salaries that are sufficiently competitive with other similar sized energy companies and/or partnerships, both regionally and nationally, in order to attract and retain talented leaders. Because base salaries are used for calculating both short-term and long term incentive compensation, we generally take a conservative approach in setting such salaries and target the middle of the market range of a peer group of companies. However, as an executive's experience, tenure and scope of responsibility increase, salaries should also be expected to increase.

        In January of 2011, the Compensation Committee and the Board left the base salary for 2011 for the CEO at $515,000 and set the base salaries for each of the other NEOs at a range from $325,000 to $350,000. In January of 2012, the Compensation Committee and the Board set the base salary for 2012 for the CEO at $550,000 and the base salaries for each of the other NEOs at a range from $350,000 to $385,000.

Short-Term Cash Incentive Awards

        The short-term incentive program is a performance based cash incentive awarded annually based on the prior year's performance, designed to promote achievement of, and accountability for, shorter term performance plans and strategic goals. In establishing the short-term cash incentive program, our Compensation Committee utilizes DCF and TSR targets and other broad operational and financial goals objectives. In addition, the Board has discretion to either increase or decrease awards. It is important to note that under the short-term incentive program, the Compensation Committee and the Board have set a minimum level of performance threshold (75% of the annual plan's base DCF target) that the Partnership must first achieve before any short-term incentive payments will be made.

        The short-term cash incentive award overall performance metrics and the targets for the NEOs for 2011 were established by the Board in January of 2011. The short-term cash incentive award target for the CEO was set at 100% of base salary for achievement of base-plan performance goals and 200% of base salary for achievement of stretch performance. The other NEO targets for 2011 were established at 60% of base salary for achievement of base-plan performance goals and 120% of base salary for achievement of stretch performance.

        The performance metrics for the Executive Short Term Incentive Plan for 2011 were as follows:

  •
  50% according to the Partnership's annual DCF performance,

  •
  The threshold for the funding of the incentive pool was set at $210.9 million (75% of target DCF);

  •
  The base-plan DCF target was an annual DCF of $281.2 million; and

    •
    The stretch performance target was set at annual DCF of $351.5 million (125% of the base-plan DCF target).

  •
  25% was based on a one-year TSR calculation relative to the Partnership's TSR peer group

    •
    Base-plan target was second quartile and stretch was first quartile

  •
  25% was discretionary and based upon the following organizational goals and objectives:

  •
  Broad organizational objectives such as

  •
  Environmental, safety and health goals;

  •
  Commodity price impacts; and

  •
  Customer satisfaction metrics.

        The 2011 short-term cash incentive awards were determined at the January 2012 Board of Directors meetings based on actual Partnership performance relative to the established goals and objectives for 2011.

        In 2011, the Partnership's annual DCF was $332.8 million which exceeded the base-plan DCF target of $281.2 million. The Compensation Committee and the Board reviewed the Partnership's 2011 performance and senior management's execution of the business plan, including the successful achievement of the key commercial goals, balance sheet metrics, liquidity, distributable cash flow and top tier TSR relative to the industry peer group, which the Board determined to be well in excess of base-plan performance goals and objectives. Recognizing these factors, the Board approved short-term cash incentive awards for 2011 performance for the CEO of $1,029,875, and for the other NEOs ranging from $393,225 to $432,548.

        In January 2012, the Board also established the 2012 short-term cash incentive award overall performance metrics and the targets for the NEOs based upon the MLP Pipeline Peer Group compensation market analysis. For 2012, the short-term cash incentive award target for the CEO was set at 100% of base salary for achievement of base-plan performance goals and 200% of base salary for achievement of stretch performance. The other NEO targets were established at 60%-70% of base salary for achievement of base-plan performance goals and 120% to140% of base salary for achievement of stretch performance.

        The performance metrics for the Executive Short Term Incentive Plan for 2012 are as follows:

  •
  50% will be based on the Partnership's 2012 DCF performance, subject to the 75% of target DCF threshold;

  •
  25% will be based on a one-year TSR calculation relative to the Partnership's TSR peer group; and

  •
  25% will be discretionary and will be based on broad organizational considerations, such as:

  •
  Environmental, safety and health goals;

  •
  Customer satisfaction; and

  •
  Commodity price impacts.

Long-Term Equity Incentive Awards

        Long-term equity grants are the largest component of an NEO's potential compensation. The awards are intended to reward performance over time and to provide an opportunity for executives to participate in the equity appreciation of the units. Long-term equity awards are also intended to align the long-term interest of our executives with those of our unitholders and provide a strong retention element for top-performing executives.

        All outstanding long-term equity awards are granted pursuant to programs established under the terms of the 2008 LTIP, which, as approved by the unitholders on February 21, 2008, has an effective date of January 1, 2008 and a term of ten (10) years. The 2008 LTIP provides for grants of phantom units, restricted units, unrestricted units, distribution equivalent rights and performance awards. Any of these awards may be made as performance incentives to reward attainment of annual or long-term performance goals of the Partnership. Recipients do not pay any consideration for the units they receive, but are responsible for paying any payroll tax liability associated with these units. Certain change in control transactions involving the Partnership or the General Partner may result in the acceleration of vesting of awards granted under the 2008 LTIP. The Partnership has reserved 2.5 million Partnership common units for issuance under the plan and, as discussed above, is seeking unitholder approval of an amendment to increase the number of common units available for issuance under the plan to 3.7 million common units. Awards under the 2008 LTIP are subject to the approval of the Compensation Committee.

        To more closely align long-term incentive compensation with long term unitholder growth and performance, in 2010, the Board of Directors transitioned the Partnership's LTI program from grants being based on our future DCF per common unit performance to grants being based on the Partnership's relative TSR performance as compared to our peers. In connection with this transition to a three-year continuing LTI program, in April 2010, the Board of Directors approved performance unit grants vesting in 2011 and 2012, based upon evaluation of the Partnership's TSR performance over the three-year period prior to the scheduled vesting date. In July 2010, the Board of Directors approved a grant of phantom units with a 2013 cliff vesting based upon the Partnership's relative TSR performance percentile compared to its peer group over the two-calendar year period prior to the grant date. Each of these actions is described in greater detail below.

        We believe that the current MarkWest LTI Program, as described below, embodies the corporate compensation objectives described above. The combination of the long-term phantom unit equity grants being based on the Partnership's performance over the two years prior to grant, plus the three year vesting period creates a five year period during which the executive's ultimate reward in large part mirrors that of the unitholder, allowing the executive to benefit in the case of positive performance and to bear the consequences in the case of negative performance.

  2010 Phantom Unit Grants.

        In April 2010, the Board of Directors approved performance based phantom unit awards to the NEOs with 50% of each award subject to vesting on January 31, 2011 and the remaining 50% subject to vesting on January 31, 2012. The performance metrics for the vesting of the April 2010 grants were primarily based upon the Partnership's TSR over the three-year period prior to the scheduled vesting date, compared to the TSR of the peer group. In particular:

  •
  The Partnership's relative TSR must be in at least the 40th percentile as compared to the peer group as a threshold for any of the phantom units to vest; and

  •
  Once this threshold has been satisfied, each installment of units will vest as follows:

  •
  50% of each installment vests if the relative TSR is in the 40th to 60th percentile as compared to the peer group;

  •
  75% of each installment vests if the relative TSR is in the 60th to 80th percentile as compared to the peer group; and

  •
  100% of each installment vests if the relative TSR is in the 80th to 100th percentile as compared to the peer group.

        However, the Board of Directors retained the discretion to increase or decrease the number of units that vest by up to 25% based on Partnership performance. These performance based phantom units did not include distribution equivalent rights.

        The number of phantom units granted in April 2010 consisted of 60,000 units for the CEO and a range of 36,000 to 48,000 units for each of the other four NEOs.

        2011 Vesting of First Installment of April 2010 Phantom Units Grants.    In January of 2011, the Board approved the vesting of the first installment of the April 2010 performance-based phantom unit grants. Based on the trailing three-year TSR performance of the Partnership which was in the 91st percentile compared to the Partnership's peer group, together with the Board's exercise of its discretion to increase the grant by 25% based on the Partnership's actual 2010 performance and senior management's execution of the business plan, the number of performance-based units vested consisted of 37,500 phantom units for the CEO and a range of 22,500 to 30,000 phantom units for each of the other four NEOs.

        2011 Phantom Unit Grants.    In January of 2011, the Board approved grants of phantom units to the NEOs pursuant to the MarkWest LTI Program, which is based upon the Partnership's relative TSR performance percentile compared to its peer group over the two-calendar year period prior to the grant date. The January 2011 phantom units have a scheduled cliff vesting in January of 2014, subject to continued employment. The Partnership's relative TSR performance was at the 100th percentile of its peer group which correlated with a grant size of 200% of target, subject to a plus or minus adjustment of 20% at the discretion of the Board. The target values used for these grants approximated the 50th percentile of market for each executive's position and the target value percentages were 300% of 2011 base salary in the case of the CEO and ranged from 110% to 140% of 2011 base salary in the case of the other NEOs. The Board exercised is discretion to increase the percentage of target by 20% in recognition of the Partnership's actual 2009 and 2010 performance and senior management's execution of the business plan, which resulted in the January 2011 phantom unit grants consisting of 81,122 units for the CEO and a range of 18,771 to 25,728 units for each of the other four NEOs.

  MarkWest LTI Program.

        In July 2010 and as further refined in January 2011, the Board established an ongoing TSR-based long-term equity incentive program (the "MarkWest LTI Program"), in accordance with the terms of the Partnership's 2008 Long-Term Incentive Plan. Under the MarkWest LTI Program, a target long-term incentive value is established for each executive and expressed as a percentage of such executive's base salary. The target value is then adjusted by the Compensation Committee and Board based on the Partnership's relative TSR over the two-year period prior to the grant date, compared to the TSR of the peer group in accordance with the following:

	2-Year TSR Performance vs. Peers	Grant size (as a percent of target)
Threshold	40th percentile	50%
Target	50th percentile	100%
Maximum	100th percentile	200%

        The maximum adjusted grant size is subject to a cap of 150% of the target value if the 30-day volume adjusted average price of Partnership units at the end of the two-year performance period is lower than at the beginning of the performance period. The adjusted grant size is converted into a number of units based on the 30-day volume weighted average unit price at the last day of the two year performance period over which TSR is measured. The Board has discretion to increase or decrease the number of units granted by 20% based on subjective factors other than the Partnership's TSR. The phantom unit grants include distribution equivalent rights and are subject to three-year cliff vesting.

        2012 Vesting of Second Installment of April 2010 Phantom Units Grants.    In January of 2012, the Board approved the vesting of the second installment of the April 2010 performance-based phantom unit grants. Based on the trailing three-year TSR performance of the Partnership which was in the 100th percentile compared to the Partnership's peer group, together with the Board's exercise of its discretion to increase the grant by 25% based on the Partnership's actual 2011 performance and senior management's execution of the business plan, the number of performance-based units vested consisted of 37,500 phantom units for the CEO and a range of 22,500 to 30,000 phantom units for each of the other four NEOs.

        2012 Phantom Unit Grants for Two-Year Trailing TSR.    In January of 2012, the Board approved grants of phantom units to the NEOs pursuant to the MarkWest LTI Program, based upon the Partnership's relative TSR performance percentile compared to its peer group over the two-calendar year period prior to the grant date. The January 2012 phantom units have a scheduled cliff vesting in January of 2015, subject to continued employment. The Partnership's relative TSR performance was at approximately the 85th percentile of its peer group which correlated with a grant size of 170% of target, subject to a plus or minus adjustment of 20% at the discretion of the Board. The target values used for these grants approximated the 50th percentile of market for each executive's position and the target value percentages were 300% of 2012 base salary in the case of the CEO and ranged from 120% to 165% of 2012 base salary in the case of the other NEOs. The Board exercised is discretion to increase the percentage of target by 15% in recognition of the Partnership's actual 2010 and 2011 performance and senior management's execution of the business plan, which resulted in the January 2012 phantom unit grants consisting of 58,041 units for the CEO and a range of 14,774 to 22,346 units for each of the other four NEOs.

        2012 Phantom Unit Transaction Bonus Grants.    During 2011, the Partnership successfully completed several acquisition, capital project and financing transactions, as well as the completion of the acquisition of the 49% interest in MarkWest Liberty Midstream & Resources, L.L.C. from The Energy & Minerals Group. As a result of these transactions, in January 2012, the Board of Directors approved a transaction bonus grant of new phantom units with distribution equivalent rights to the CEO and the other four NEOs. These phantom units are subject to cliff vesting on January 31, 2015, for the CEO, and on January 31, 2014, for the other four NEOs. The number of phantom units awarded to the NEOs under this grant consisted of 13,224 phantom units for the CEO and a range of 6,473 to 9,613 phantom units for each of the other four NEOs.

Other Compensation Components

        Employment Agreements    On September 5, 2007, each of the NEOs entered into an employment agreement with MarkWest Hydrocarbon, a subsidiary of the Partnership. The employment agreements for each of the NEOs are similar to each other in all material respects, except as set forth below. These employment agreements each had an initial term of three years, commencing as of September 5, 2007, the effective date of the agreement. Commencing on the third anniversary of the effective date, and on every anniversary thereafter, unless the company has provided notice of intent not to renew, the term of the employment agreement is automatically extended for twelve months. Under the employment agreements, each of the NEOs receive their annual salary and are eligible to participate in cash and equity incentive bonus programs based on criteria established by the Board of Directors. All of each NEO's equity incentive grants shall vest in full immediately prior to a change of control of the Partnership. If an NEO's employment agreement is terminated without cause, or is terminated by the NEO for good reason (as defined in the employment agreement, including in connection with a change in control), or is terminated due to the NEO's death or disability, the employment agreement provides that the NEO shall be paid a lump sum severance amount equal to: (i) twenty-four months (thirty-six months in the case of the CEO) of the NEO's then current base salary, plus (ii) two times (three times in the case of the CEO) the average annual bonus earned by the NEO for the two most recently completed fiscal years, plus a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination. MarkWest Hydrocarbon would also pay the premiums for health insurance continuation under COBRA for up to an 18-month period, and those portions of outstanding equity awards that would have otherwise vested solely upon the continuation of the NEO's employment for the twelve month period following the termination date would be immediately vested upon the termination date. If any NEO terminates his or her employment without good reason and has been employed with MarkWest Hydrocarbon for more than one year, then the NEO would receive a lump sum severance payment equal to three months (six months in the case of the CEO) of their then current base salary, and MarkWest Hydrocarbon would also pay the premiums for health insurance continuation under COBRA for up to a three-month (six months in the case of the CEO) period. Severance payments are conditioned on the NEO entering into a release with MarkWest Hydrocarbon, the Partnership and its affiliates. The NEOs are also subject to 6-month non-compete and 18-month non-solicitation covenants under the employment agreement.

Severance Plan

        The 2007 Severance Plan was created to provide coverage for those management and key personnel who are not covered by individual employment agreements. In order to be deemed a covered person and be eligible to receive the benefits of the 2007 Severance Plan, a person must be identified and approved by the Board of Directors. For those persons covered under the 2007 Severance Plan, the plan provides for payment of benefits in the event that:

  •
  the covered person terminates his or her employment for "good reason" (as defined in the 2007 Severance Plan),

  •
  the covered person's employment is terminated "without cause" (as defined in the 2007 Severance Plan),

  •
  the covered person's employment is terminated by reason of death or disability, or

  •
  if the covered person is a Vice President and has been employed for at least twelve months, the covered person voluntarily resigns.

        The covered person shall be entitled to receive a lump sum severance payment of base salary and continued medical benefits for a period ranging from three months to twelve months, depending upon the covered person's status at the time of the termination. In addition, all of a covered person's equity grants will become fully vested if the covered person's employment is terminated for good reason, death, disability or without cause on or within one year following a change of control. The eligibility for qualifying for these benefits is subject to the covered person entering into acceptable non-compete, non-solicitation, confidentiality and release agreements with the Company.

Indemnification Agreements

        In April 2008, the Partnership and our General Partner entered into second amended and restated indemnification agreements with all of the directors and officers of the General Partner (referred to as the "indemnitees"), including each of our NEOs. The second amended and restated indemnification agreements become operative if the indemnitees were or are or become, or are threatened to be made, a party to or witness or other participant in, or were or are or become obligated to furnish documents in response to a subpoena or otherwise in connection with, any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of the Partnership, the General Partner, their affiliates or otherwise and whether of a civil, criminal, administrative, arbitrative or investigative nature, by reason of the fact that indemnitees were or are or may be deemed a director, officer, employee, controlling person, agent or fiduciary of the Partnership, the General Partner, their affiliates or any other person for which indemnitees are or were or may be deemed to be serving at the request of the General Partner, or by reason of any action or inaction on the part of indemnitees while serving or acting or having served or acted in that capacity. Upon the occurrence of an indemnification event, the Partnership and the General Partner will indemnify the indemnitees against all losses and expenses (as defined in the second amended and restated indemnification agreements), so long as the indemnitees acted in good faith and in a manner the indemnitees reasonably believed to be in, or not opposed to, the best interests of the General Partner, and, with respect to any criminal proceeding, had no reasonable cause to believe indemnitees' conduct was unlawful. There are certain limitations on the obligation of the General Partner and the Partnership to indemnify the indemnitees in connection with a claim brought by or in the name of the General Partner to obtain a judgment in its favor.

Retirement Plans

        We do not provide any supplemental retirement benefits to our senior executives. The Partnership, through a wholly-owned subsidiary, maintains a 401(k) plan and matches employee contributions up to the first 6% of an employee's annual base salary and short-term cash incentive awards, up to the maximum amount that may be contributed under applicable law.

Potential Payments Upon Termination or Change in Control

        As described above, the employment agreements for our NEOs provide for certain payments to be made to them under certain circumstances upon the termination of their employment. In connection with determining the type, amount and timing of the payments to be made upon the termination of employment under the NEOs' employment agreements, the Compensation Committee reviewed available market information and identified those payments and provisions that the Compensation Committee deemed to be appropriate for inclusion in the employment agreements. In addition, under the employment agreements and the 2008 Long-Term Incentive Plan, the vesting of the phantom units held by each of the NEOs would automatically accelerate upon a change in control. The potential payments that may be made to the NEOs upon a termination of their employment or in connection with a change of control as of December 31, 2011 are set forth in the Payments Upon Termination or Change in Control Table below in the section entitled Compensation of Directors and Executive Officers.

Perquisites

        We do not provide for any perquisites or any other benefits for our senior executives that are not available to other employees.

Tax Deductibility of Compensation

        We generally will seek to maximize the deductibility for tax purposes of all elements of compensation. We also periodically review compensation plans in light of applicable tax provisions and may revise plans to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it in the best interests of the Partnership.

Option Grants

        Although permitted under the 2008 Long-Term Incentive Plan, no options have been granted by the Partnership.

Compensation Policies and Risk Management

        The Board of Directors does not believe that the compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Partnership. We compensate all employees, including our NEOs, with a combination of competitive base salary and incentive compensation. The incentive compensation component may be comprised of short-term incentive compensation, consisting of an annual cash incentive, and long-term incentive compensation, consisting of equity grants. A significant portion of our NEO's and management employees' compensation is in the form of long-term equity grants, which align the long-term interest of our executives with those of our unitholders. All or a portion of the long-term equity grants vest over time, thereby encouraging employees to adopt a long-term perspective in connection with the Partnership's performance and discourage excessive risk taking to achieve short-term goals.

        In addition, the funding of our short-term cash incentive pool and, for non-executive employees, of our long-term incentive compensation pool is based on a combination of performance metrics, including the Partnership's DCF relative to plan, as well as the discretionary factors established by the Board and discussed above (see Elements of Executive Compensation and Key Actions and Determinations for 2011 and 2012—Short-Term Cash Incentive Awards). The portion of the incentive pools that is funded based upon the Partnership's DCF ranges from 50% to 70%, while the remaining portion of the pools is funded based upon the Partnership's TSR and other discretionary factors. The inclusion of the discretionary factors for the funding of the incentive pools encourages employees to balance the achievement of the Partnership's goals regarding DCF against other Partnership strategic goals that are important to the Partnership's overall financial strength, liquidity and operational performance. In addition, the funding of the incentive pools is based upon the performance of the Partnership as a whole, and not any particular business segment. As a result, it does not reward or encourage undue risk taking in any particular business segment of the Partnership. The Board believes that these factors help to align the interests of our employees with those of our unitholders and promote the long-term success of the Partnership.

Unitholder Advisory Vote regarding Executive Compensation

        In 2011, the Partnership's unitholders approved, on an advisory basis, the compensation of the NEOs and recommended, on an advisory basis, that an advisory vote on the compensation of the NEOs occur once every three years. The compensation of the NEOs is determined by the Compensation Committee and the Board based upon the metrics and factors described above, but the advisory approval by the unitholders serves to provide additional support for the methodology employed by the Compensation Committee and the Board in making such determinations.

        Consistent with the advisory recommendation of the unitholders in 2011, the Board of Directors has determined that the Partnership will conduct an advisory vote on the compensation of the NEOs once every three years until the next required vote regarding the frequency of the unitholder vote on executive compensation. As a result, the next advisory vote on the compensation of the NEOS will occur in 2014. The next required vote on the frequency of the unitholder vote on executive compensation will occur in 2017.

Compensation Committee Interlocks and Insider Participation

        The current members of the Compensation Committee are Keith E. Bailey (Chairman), Michael L. Beatty, Charles K. Dempster, and Randall J. Larson. Prior to Mr. Larson's appointment to the Compensation Committee in July 2011, Anne E. Fox Mounsey was a member of the Compensation Committee. No Compensation Committee member serving during 2011 was an officer or employee of the Partnership or the General Partner during 2011 or was formerly an officer of the Partnership or the General Partner, and no executive officer of the Partnership or General Partner served on the compensation committee or board of directors of any company that employed any member of the General Partner's Compensation Committee or Board.

COMPENSATION COMMITTEE REPORT

        The information contained in the Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall the information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we have specifically incorporated it by reference into such filing.

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Partnership's Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee Keith E. Bailey, Chairman Michael L. Beatty Charles K. Dempster Randall J. Larson Members of the Compensation Committee

 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

        The compensation of the Named Executive Officers presented in the following compensation tables reflects the total combined compensation for the services provided by the Named Executive Officers to the Partnership.

Summary Compensation Table

        The following table sets forth the cash and non cash compensation earned for the years ended December 31, 2011, 2010 and 2009, respectively, by each person who served as the Chief Executive Officer, Chief Financial Officer and the three other highest paid officers during the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(3)	Total ($)
Frank M. Semple	2011	515,000	—	3,774,411	—	1,029,875	598,036	5,917,321
Chairman, President and	2010	485,596	—	6,023,833	—	633,862	574,682	7,717,973
Chief Executive Officer	2009	450,000	—	166,200	—	509,000	441,375	1,566,575
Nancy K. Buese	2011	324,000	—	1,100,142	—	393,225	208,110	2,025,478
Senior Vice President,	2010	311,077	—	2,118,590	—	307,028	273,915	3,010,610
Chief Financial Officer	2009	300,000	—	99,720	—	258,000	276,529	934,249
Randy S. Nickerson	2011	347,077	—	1,351,296	—	432,548	255,952	2,386,872
Senior Vice President,	2010	311,077	—	2,705,287	—	330,645	347,295	3,694,304
Chief Commercial Officer	2009	300,000	—	132,960	—	258,000	339,111	1,030,071
John C. Mollenkopf	2011	347,077	—	1,351,296	—	432,548	255,952	2,386,872
Senior Vice President,	2010	311,077	—	2,705,287	—	330,645	347,295	3,694,304
Chief Operating Officer	2009	300,000	—	132,960	—	258,000	338,960	1,029,920
C. Corwin Bromley	2011	324,000	—	991,112	—	393,225	198,320	1,906.657
Senior Vice President,	2010	311,077	—	2,082,740	—	307,028	271,750	2,972,595
General Counsel	2009	300,000	—	99,720	—	258,000	269,400	927,119

(1)
This column reflects the grant date fair value of long term equity incentive awards in each of the associated years. The grant date fair value was calculated using the assumptions set forth in the footnotes to the financial statements of MarkWest's Annual Report on Form 10-K for the year ended December 31, 2011. The long term equity awards listed under this column include time-based and performance-based phantom units. For information on the valuation assumptions, refer to the note on Incentive Compensation Plans in the Partnership's financial statements filed with the Annual Report on Form 10-K for the respective year-end. If all of the performance-based phantom unit awards granted under the long term equity incentive awards had been expected to vest, the grant date fair value of all of the phantom unit awards (time-based and performance-based) for 2009 would have equaled as follows: Mr. Semple $415,500; Ms. Buese $249,300; Mr. Nickerson: $332,400; Mr. Mollenkopf $332,400; and Mr. Bromley $249,300.

(2)
For the year ended December 31, 2011, the amount of limited partner distribution equivalent rights payments received was as follows: Mr. Semple $583,336; Ms. Buese $193,410; Mr. Nickerson $241,252; Mr. Mollenkopf $241,252; and Mr. Bromley $183,620.

(3)
For the year ended December 31, 2011 our matching contribution to each NEO's 401(k) plan was $14,700.

 Grants of Plan-Based Awards Table

        The following table sets forth the stock awards granted for the year ended December 31, 2011 and estimated future payments under our non-equity incentive compensation plan for the Named Executive Officers.

									All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(4)
Name and Principal Position	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Frank M. Semple			257,500	515,000	1,090,000	N/A	N/A	N/A	—		—	—	—
Chairman of the Board,	1/27/11	1/27/11	—	—	—	—	—	—	81,122		—	—	3,454,986
President and Chief	1/27/11	1/27/11	—	—	—	—	—	—	7,500	(5)	—	—	319,425
Executive Officer
Nancy K. Buese			97,500	195,000	390,000	N/A	N/A	N/A	—		—	—	—
Senior Vice President,	1/27/11	1/27/11	—	—	—	—	—	—	21,331		—	—	908,487
Chief Financial Officer	1/27/11	1/27/11	—	—	—	—	—	—	4,500	(5)	—	—	191,655
Randy S. Nickerson			105,000	210,000	420,000	N/A	N/A	N/A	—		—	—	—
Senior Vice President,	1/27/11	1/27/11	—	—	—	—	—	—	25,728		—	—	1,095,756
Chief Commercial Officer	1/27/11	1/27/11	—	—	—	—	—	—	6,000	(5)	—	—	255,540
John C. Mollenkopf			105,000	210,000	420,000	N/A	N/A	N/A	—		—	—	—
Senior Vice President,	1/27/11	1/27/11	—	—	—	—	—	—	25,728		—	—	1,095,756
Chief Operating Officer	1/27/11	1/27/11	—	—	—	—	—	—	6,000	(5)	—	—	255,540
C. Corwin Bromley			97,500	195,000	390,000	N/A	N/A	N/A	—		—	—	—
Senior Vice President,	1/27/11	1/27/11	—	—	—	—	—	—	18,771		—	—	799,457
General Counsel	1/27/11	1/27/11	—	—	—	—	—	—	4,500	(5)	—	—	191,655

(1)
The equity component of our long-term equity incentive plan is granted in phantom units.

(2)
With the exercise of the discretion of the Board of Directors, the payouts for Ms. Buese, Mr. Nickerson, Mr. Mollenkopf and Mr. Bromley for year ended December 31, 2011, exceeded the maximum amounts designated in the 2011 plan.

(3)
Unit awards were granted under the MarkWest Energy Partners, L.P. 2008 Long-Term Incentive Plan. See discussion in the section entitled Compensation Discussion and Analysis—Elements of Executive Compensation and Key Actions and Determinations for 2011 and 2012—Long-Term Equity Incentive Awards preceding these tables. Grants of phantom unit awards have distribution equivalent payment rights.

(4)
This column reflects the grant date fair value of long term equity incentive awards. The grant date fair value was calculated using the assumptions set forth in the footnotes to the financial statements of the Partnership's Annual Report on Form 10-K for the year ended December 31, 2011, which are incorporated herein by reference.

(5)
This grant represents the common units issued upon the exercise of the Board's discretion to increase the number of common units vesting on the first installment of the April 22, 2010 phantom unit grant by 25% based on the Partnership's actual 2011 performance and senior management's execution of the business plan.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table summarizes the options and stock awards outstanding as of December 31, 2011 for the NEOs. The market value was determined using the closing price for MarkWest Energy Partners common units on December 31, 2011.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Frank M. Semple Chairman of the Board, President and Chief Executive Officer	—	—	N/A	—	—	182,122	(3)	$10,027,637	60,000	(7)	$3,303,600
Nancy K. Buese Senior Vice President, Chief Financial Officer	—	—	N/A	—	—	52,331	(4)	2,881,345	36,000	(8)	1,982,160
Randy S. Nickerson Senior Vice President, Chief Commercial Officer	—	—	N/A	—	—	63,728	(5)	3,508,864	48,000	(9)	2,642,880
John C. Mollenkopf Senior Vice President, Chief Operating Officer	—	—	N/A	—	—	63,728	(5)	3,508,864	48,000	(9)	2,642,880
C. Corwin Bromley Senior Vice President, General Counsel	—	—	N/A	—	—	48,771	(6)	2,685,331	36,000	(8)	1,982,160

(1)
The market value of unvested phantom units is calculated at $55.06 per unit at December 31, 2011. Under the provisions of the Partnership's 2008 Long-Term Incentive Plan, these unvested phantom units would vest in the event of a change in control.

(2)
The market value of unvested phantom units whose vesting is performance-based is calculated at $55.06 per unit at December 31, 2011. Under the provisions of the Partnership's 2008 Long-Term Incentive Plan, and the individuals' employment agreements, these unvested phantom units would vest in the event of a change in control.

(3)
Includes 20,000, 81,000 and 81,122 phantom units that vest on January 31, 2012, 2013 and 2014, respectively, subject, in each case, to the continuation of Mr. Semple's employment.

(4)
Includes 12,000, 19,000 and 21,331 phantom units that vest on January 31, 2012, 2013 and 2014, respectively, subject, in each case, to the continuation of Ms. Buese's employment.

(5)
Includes 16,000, 22,000 and 25,728 phantom units that vest on January 31, 2012, 2013 and 2014, respectively, subject, in each case, to the continuation of Mr. Nickerson's employment.

(6)
Includes 12,000, 18,000 and 18,771 phantom units that vest on January 31, 2012, 2013 and 2014, respectively, subject, in each case, to the continuation of Mr. Bromley's employment.

(7)
Represents phantom units that vest on January 31, 2012, provided certain performance targets are met.

(8)
Represents phantom units that vest on January 31, 2012, provided certain performance targets are met.

(9)
Represents phantom units that vest on January 31, 2012, provided certain performance targets are met.

 Option Exercises and Stock Vested Table

        The following table summarizes the option and stock award activity during the year ended December 31, 2011 for the NEOs.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Frank M. Semple Chairman of the Board, President and Chief Executive Officer	—	—	62,243	(2)	$2,711,928
Nancy K. Buese Senior Vice President, Chief Financial Officer	—	—	36,956	(3)	1,610,173
Randy S. Nickerson Senior Vice President, Chief Commercial Officer	—	—	47,520	(4)	2,070,446
John C. Mollenkopf Senior Vice President, Chief Operating Officer	—	—	47,520	(4)	2,070,446
C. Corwin Bromley Senior Vice President, General Counsel	—	—	37,110	(5)	1,616,883

(1)
For purposes of this table, the aggregate dollar value realized on the vesting of phantom units was completed by multiplying the closing price of the Partnership's common units on the vesting date, by the number of units vested.

(2)
Represents the aggregate value of units acquired on vesting. Of this amount, 25,570 units were withheld by the Partnership to satisfy tax withholding requirements. The corresponding value realized in this column reflects the aggregate number of units acquired, irrespective of units withheld to satisfy tax withholding requirements.

(3)
Represents the aggregate value of units acquired on vesting. Of this amount, 15,182 units were withheld by the Partnership to satisfy tax withholding requirements. The corresponding value realized in this column reflects the aggregate number of units acquired, irrespective of units withheld to satisfy tax withholding requirements.

(4)
Represents the aggregate value of units acquired on vesting. Of this amount, 19,522 units were withheld by the Partnership to satisfy tax withholding requirements. The corresponding value realized in this column reflects the aggregate number of units acquired, irrespective of units withheld to satisfy tax withholding requirements.

(5)
Represents the aggregate value of units acquired on vesting. Of this amount, 15,245 units were withheld by the Partnership to satisfy tax withholding requirements. The corresponding value realized in this column reflects the aggregate number of units acquired, irrespective of units withheld to satisfy tax withholding requirements.

Pension Benefits Table

        The Partnership does not offer any pension benefits.

Non-qualified Deferred Compensation

        The Partnership has no non-qualified deferred compensation plans.

Payments Upon Termination or Change of Control

        The potential payments that may be made to the NEOs upon a termination of their employment or in connection with a change of control as of December 31, 2011 are set forth below.

Name and Principal Position	Lump Sum Severance Payment Under Employment Agreements Upon Termination Other Than For Cause or Without Good Reason ($)(1)	Health Care Benefits Under Employment Agreements Upon Termination Other Than For Cause or Without Good Reason ($)(2)	Lump Sum Severance Payment Under Employment Agreements Upon Termination Without Good Reason ($)(3)	Health Care Benefits Under Employment Agreements Upon Termination Without Good Reason ($)(4)	Acceleration of Vesting Under Employment Agreements Upon Termination of Employment ($)(5)	Acceleration of Vesting under Incentive Plans and Employment Agreements Upon Change of Control ($)(6)
Frank M. Semple	3,774,293	26,872	257,500	8,957	4,404,800	13,331,237
Chairman of the
Board, President
and Chief Executive
Officer
Nancy K. Buese	1,410,028	26,872	81,250	4,479	2,642,880	4,863,505
Senior Vice
President, Chief
Financial Officer
Randy S. Nickerson	1,498,645	26,872	87,500	4,479	3,523,840	6,151,744
Senior Vice
President, Chief
Commercial Officer
John C. Mollenkopf	1,498,645	26,872	87,500	4,479	3,523,840	6,151,744
Senior Vice
President, Chief
Operations Officer
C. Corwin Bromley	1,410,028	26,872	81,250	4,479	2,642,880	4,667,491
Senior Vice
President, General
Counsel

(1)
A NEO is entitled to this benefit if he or she is terminated without cause or due to death or disability, or if he or she terminates employment for good reason (as defined in the employment agreement, including a change in control), subject to compliance with certain non-competition and non-solicitation covenants. For Mr. Semple, the severance payment amount equals (i) thirty-six months of his then current base salary, plus (ii) three times the average annual bonus earned by him for the two most recently completed fiscal years, plus a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination. For all other NEOs, the severance payment amount equals (i) twenty-four months of the NEO's then current base salary, plus (ii) two times the average annual bonus earned by the NEO for the two most recently completed fiscal years, plus a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination.

(2)
A NEO is entitled to this benefit if he or she is terminated without cause or due to death or disability, or if he or she terminates employment for good reason (as defined in the employment agreement, including a change in control). Health care benefits are COBRA payments for 18 months, multiplied by an estimated monthly cost of the benefit.

(3)
A NEO is entitled to this benefit if he or she terminates employment without good reason after one year of employment, subject to compliance with certain non-competition and non-solicitation covenants. For Mr. Semple, the severance payment amount equals six months of his then current base salary. For all other NEOs, the severance payment amount equals three months of the NEO's then current base salary.

(4)
A NEO is entitled to this benefit if he or she terminates employment without good reason after one year of employment. Health care benefits are COBRA payments for six months for Mr. Semple, and three months for all other NEOs, multiplied by an estimated monthly cost of the benefit, after one year of employment.

(5)
A NEO is entitled to partial accelerated vesting if he or she is terminated without cause or due to death or disability, or if he or she terminates employment for good reason (as defined in the employment agreement, including a change in control). In such event, MarkWest Hydrocarbon would accelerate the vesting of those portions of outstanding equity awards that would have otherwise vested solely upon the continuation of the NEO's employment for the twelve month period following the termination date. Amount represents the market value of the Partnership phantom unit awards whose vesting is time-based at a unit price of $55.06 at December 31, 2011.

(6)
Phantom units vest in full in the event of a change of control. Amount represents the market value of the Partnership phantom unit awards based on a unit price of $55.06 at December 31, 2011.

 Director Compensation Table

        In 2011, each non-employee Director received a retainer for serving on the Board and an additional retainer for each Committee on which the Director served.

        For serving on the Board, each Director received:

  •
  An annual cash retainer of $50,000; and

  •
  An annual award of common units with a value of $50,000.

        For serving on a Committee, each Director received:

  •
  An annual cash retainer of $11,000 for serving on the Audit Committee, $22,000 in the case of the Chairman of the Committee; and

  •
  An annual cash retainer of $7,000 for serving on each of the Compensation Committee, the Nominating and Corporate Governance Committee or the Finance Committee, $14,000 in the case of the Chairman of each such Committee.

        The Lead Director received an additional annual cash retainer of $40,000.

        In January 2012, the Board of Directors, based upon the recommendation of the Compensation Committee, adopted a revised Director compensation program.

        For serving on the Board, each Director received:

  •
  An annual cash retainer of $60,000; and

  •
  An annual award of common units with a value of $60,000.

        For chairing a Committee, each Committee Chair received:

  •
  An annual cash retainer of $10,000.

        The Lead Director receives an additional retainer of $20,000.

        The following table identifies each of the current non-employee Directors of MarkWest Energy GP, L.L.C and sets forth the cash and non-cash compensation earned for the year ended December 31, 2011 by each of them for serving as a non-employee Director of the General Partner.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Donald D. Wolf	90,000	51,979	—	—	—	—	141,979
Keith E. Bailey	72,000	51,979	—	—	—	—	123,979
Michael L. Beatty	72,000	51,979	—	—	—	—	123,979
Charles K. Dempster	65,000	51,979	—	—	—	—	116,979
Donald C. Heppermann	76,000	51,979	—	—	—	—	127,979
William A. Kellstrom	68,000	51,979	—	—	—	—	119,979
Randall J. Larson	34,000	22,701	—	—	—	—	56,701
Anne E. Fox Mounsey	66,000	51,979	—	—	—	—	117,979
William P. Nicoletti	80,000	51,979	—	—	—	—	131,979

(1)
Includes 1,193 unrestricted units granted on January 27, 2011, for each non-employee director with the exception of Mr. Larson. Mr. Larson was granted 517 unrestricted units on August 5, 2011, after he was appointed to the Board.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2011, about the units of the Partnership that may be issued upon the exercise of options, warrants and rights under all of the Partnership's existing equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2008 Long-Term Incentive Plan(2)	935,509	—	858,438

(1)
Includes 282,000 units that vest if we achieve various performance or market-based targets determined by the Compensation Committee of the Board. 141,000 of these performance-based units vested in January 2012 and 141,000 units were forfeited.

(2)
Phantom units are granted with no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common units as of April 4, 2012, held by beneficial owners of more than 5% of the common units; by directors and director nominees of our General Partner; by each Named Executive Officer listed in the summary compensation table included in this Proxy Statement; and by all directors and officers of our General Partner as a group.

Name and Address of Beneficial Owner(1)	Common Units Beneficially Owned(2)	Percent of Class
MarkWest Energy GP, L.L.C.	—	—
Kayne Anderson Capital Advisors, L.P.	6,133,877	6.0%
1800 Avenue of the Stars, Third Floor Los Angeles, CA 90067(3)
Richard A. Kayne	6,133,877	6.0%
1800 Avenue of the Stars, Third Floor Los Angeles, CA 90067(3)
John M. Fox	5,772,956	5.6%
3033 East 1st Avenue, Suite 400 Denver, CO 80206(4)
Frank M. Semple	391,495	*
Donald D. Wolf(5)	69,742	*
Keith E. Bailey	58,026	*
Michael L. Beatty	18,722	*
Charles K. Dempster	20,686	*
Donald C. Heppermann	165,009	*
William A. Kellstrom	56,942	*
Randall J. Larson	6,560	*
Anne E. Fox Mounsey(6)	94,681	*
William P. Nicoletti(7)	20,480	*
C. Corwin Bromley	45,754	*
Nancy K. Buese	61,982	*
John C. Mollenkopf	242,183	*
Randy S. Nickerson	174,983	*
All Directors and Executive Officers as a Group (15 persons)	1,441,983	1.4%

*
Indicates less than 1.0%

(1)
Unless otherwise noted, the address for the beneficial owner is c/o MarkWest Energy Partners, L.P., 1515 Arapahoe St., Tower 1, Suite 1600, Denver, Colorado 80202-2137.

(2)
Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Exchange Act. Under that rule, a person is generally considered to be the beneficial owner of a security if he or she shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof or has the right to acquire either of those powers within sixty days of the record date (April 4, 2012).

(3)
Information is based on a Schedule 13G/A filed with the SEC by Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne, on February 2, 2012, with respect to units held as of December 31, 2011. The Schedule 13G/A indicates that Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne have shared voting power and dispositive power with respect to 6,133,877 common units. The reported units are owned by investment accounts (investment limited partnerships, a registered investment company and institutional accounts) managed, with discretion to purchase or sell securities, by Kayne Anderson Capital Advisors, L.P., as a registered investment adviser. Kayne Anderson Capital Advisors, L.P. is the general partner (or general partner of the general partner) of the limited partnerships and investment adviser to the other accounts. Richard A. Kayne is the controlling shareholder of the corporate owner of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. Mr. Kayne is also a limited partner of each of the limited partnerships and a shareholder of the registered investment company. Kayne Anderson Capital Advisors, L.P. disclaims beneficial ownership of the units reported, except those units attributable to it by virtue of its general partner interests in the limited partnerships. Mr. Kayne disclaims beneficial ownership of the units reported, except those units held by him or attributable to him by virtue of his limited partnership interests in the limited partnerships, his indirect interest in the interest of Kayne Anderson Capital Advisors, L.P. in the limited partnerships, and his ownership of common stock of the registered investment company.

(4)
Mr. Fox may be deemed the beneficial owner of 5,772,956 common units. The foregoing includes 836,197 common units held jointly by Mr. Fox and his spouse and 4,701,006 common units directly owned by MWHC Holding, Inc, ("MWHC Holding") and 224,805 common units directly owned by the Fox Family Foundation. Mr. Fox is the President, Treasurer and a director of the Fox Family Foundation and disclaims beneficial ownership of the common units reported herein. Mr. Fox has sole voting and investment power with respect to 10,948 common units. Mr. Fox has shared voting and investment power with respect to 6,062,202 common units, which includes 836,197 common units held jointly with his spouse, 4,701,006 common units directly owned by MWHC Holding, and 224,805 common units directly owned by the Fox Family Foundation. The information regarding Mr. Fox's beneficial ownership is based on information on Amendment No. 2 to Schedule 13D filed with the SEC by Mr. John M. Fox and MWHC Holding, Inc. on April 26, 2010 and updated information that has been provided to the Partnership by Mr. Fox.

(5)
Beneficial ownership includes 58,742 common units held directly by Mr. Wolf, 4,000 common units held directly by the Donald D. Wolf 2007 Irrevocable Trust, 4,000 common units held directly by the Wolf Family Foundation, 2,000 common units held directly by the Sharon A Wolf Trust and 1,000 common units held directly by the Wolf Family Legacy Partnership, L.L.L.P. Mr. Wolf is the trustee of the Donald D. Wolf 2007 Irrevocable Trust, the Wolf Family Foundation, the Sharon A Wolf Trust and the Wolf Family Legacy Partnership, L.L.L.P. Mr. Wolf has sole voting and investment power with respect to 58,742 common units. Mr. Wolf has shared voting and investment power with respect to 11,000 common units, which includes 4,000 common units held directly by the Donald D. Wolf 2007 Irrevocable Trust, 4,000 common units held directly by the Wolf Family Foundation, 2,000 common units held by the Sharon A Wolf Trust and 1,000 common units held by the Wolf Family Legacy Partnership, L.P.

(6)
Beneficial ownership includes 73,474 common units held jointly by Ms. Fox Mounsey and her spouse, 9,681 common units held directly by Ms. Fox Mounsey's spouse and 11,526 common units held in the Anne Elizabeth Fox Mounsey Trust under the John M. Fox Irrevocable Trust Agreement, dated May 31, 2001. Ms. Fox Mounsey is the trustee of the Anne Elizabeth Fox Mounsey Trust under the John M. Fox Irrevocable Trust Agreement, dated May 31, 2001. Ms. Fox Mounsey has shared voting and investment power with respect to 85,000 common units, which includes 73,474 common units held jointly with her spouse and 11,526 common units directly owned by the Anne Elizabeth Fox Mounsey Trust under the John M. Fox Irrevocable Trust Agreement, dated May 31, 2001.

(7)
Beneficial ownership includes 20,480 common units held directly by Mr. Nicoletti's spouse.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities registered under Section 12 of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership in such securities. SEC regulations also require directors, executive officers and greater than 10% unitholders to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe our directors, executive officers and greater than 10% unitholders complied with all Section 16(a) filing requirements for the year ended December 31, 2011, except as noted:

  •
  A Form 4 for the purchase of 3,165 common units on June 1, 2011, was inadvertently filed late for Mr. Beatty.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions

        The independent members of the Board of Directors of our General Partner review those matters that the Board believes may involve conflicts of interest or related party transactions. In addition, the independent members of the Board of Directors conduct an annual review of conflicts issues and related party transactions. The Board of Directors does not have any written policies governing the review of conflicts of interest or related party transactions. The Board reviews each potential conflict or related party transaction based upon the facts and circumstances at issue to determine if the resolution of the conflict of interest or the related party transaction is fair and reasonable to us.

HOUSEHOLDING NOTICE

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more equityholders sharing the same address by delivering a single proxy statement addressed to those equityholders. This process, which is commonly referred to as "householding," potentially means extra convenience for equityholders and cost savings for companies.

        A number of brokers with account holders who are MarkWest unitholders may be householding our proxy materials, to the extent such unitholders have given their prior express or implied consent in accordance with SEC rules. A single proxy statement and annual report will be delivered to multiple unitholders sharing an address unless contrary instructions have been received from the affected unitholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If you are participating in householding and would like to receive a separate proxy statement and annual report, you may request a separate copy by contacting the Partnership at: Investor Relations Department at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202-2137, or by telephone at (303) 925-9200 or (800) 730-8388, or by email at investorrelations@markwest.com. We will promptly forward a separate copy to you upon request.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and annual report to the Partnership at: Investor Relations Department at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202-2137, or by telephone at (303) 925-9200 or (800) 730-8388, or by email at investorrelations@markwest.com. Unitholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

PROPOSALS FOR THE NEXT ANNUAL MEETING

        We intend to hold our 2013 annual meeting in June of 2013, consistent with our partnership agreement. Any proposal by a unitholder to be presented at the 2013 annual meeting must be received at our principal executive offices at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202-2137, by no later than December 22, 2012. Unitholder proposals for the 2013 annual meeting that are submitted on or before March 11, 2013, may, at our discretion, be voted on at the 2013 annual meeting. All proposals received after March 11, 2013, will be conclusively considered untimely.

By Order of the Board of Directors of the General Partner,

C. Corwin Bromley
Secretary of MarkWest Energy GP, L.L.C.,
General Partner of MarkWest Energy Partners, L.P.

Dated: April 25, 2012

Appendix A

MARKWEST ENERGY PARTNERS, L.P.

2008 LONG-TERM INCENTIVE PLAN

        MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), by and through its general partner, MarkWest Energy GP, L.L.C. (the "General Partner"), sets forth herein the terms of the Partnership's 2008 Long-Term Incentive Plan (the "2008 Plan"), as follows:

1.     PURPOSE

        The 2008 Plan is intended to enhance the General Partner's, the Partnership's and their Affiliates' (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the General Partner, the Partnership and their Affiliates (collectively, "MarkWest") and to expend maximum effort to improve the business results and earnings of MarkWest, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of MarkWest. To this end, the 2008 Plan provides for the grant of unrestricted units, restricted units, phantom units, and distribution equivalent rights. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof.

2.     DEFINITIONS

        For purposes of interpreting the 2008 Plan and related documents (including Grant Agreements), the following definitions shall apply:

        2.1   "Affiliate" means, with respect to the General Partner and the Partnership, any company or other trade or business that controls, is controlled by or is under common control with the General Partner or the Partnership within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

        2.2   "Award" means a grant of a Unit, Restricted Unit, Phantom Unit, Distribution Equivalent Right, Performance Unit, or Performance Phantom Unit under the 2008 Plan.

        2.3   "Benefit Arrangement" shall have the meaning set forth in Article 13 hereof.

        2.4   "Board" means the Board of Directors of the General Partner.

        2.5   "Cause" means, as determined by the Board and unless otherwise provided in an applicable agreement with MarkWest, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and MarkWest.

        2.6   "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

        2.7   "Committee" means the Compensation Committee of the Board, or other committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.

        2.8   "Company" means MarkWest Hydrocarbon, Inc.

        2.9   "Company Board" means the Board of Directors of the Company.

        2.10 "Corporate Transaction" shall mean the first to occur of:

            (i)  any "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) other than (1) the Company or any Affiliate of the Company, (2) any employee benefit plan of the Company or any

  Affiliate of the Company, or (3) any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities.

           (ii)  the individual directors of the Board or of the Company Board on the Effective Date ("Incumbent Directors") cease to constitute at least two-thirds of the Board or of the Company Board respectively, within any three (3) year period. For purposes of this paragraph, any new director whose election by the Board or by the Company Board, respectively or nomination for election by the Company or the Partnership unitholders, Company's stockholders, respectively, was approved by a vote of at least two-thirds of the Incumbent Directors shall be considered an Incumbent Director. However, no director whose initial election to the Board or to the Company Board occurs as a result of an actual or threatened election contest with respect to the election or removal of director or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board or the Company Board shall be considered a Incumbent Director;

          (iii)  consummation of a reorganization, merger or consolidation of the Company (a "Business Combination"), in each case, unless, following such Business Combination, the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, by reason of such ownership of the Company's voting securities immediately before the Business Combination, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns or controls the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination;

          (iv)  consummation of any Business Combination with respect to the General Partner, unless, following such Business Combination, the individuals and entities who were the beneficial owners of outstanding voting securities of the General Partner immediately prior to such Business Combination beneficially own, by reason of such ownership of the General Partner voting securities immediately before the Business Combination, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the General Partner resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns or controls the General Partner or all or substantially all of the General Partner's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the General Partner immediately prior to such Business Combination;

           (v)  consummation of any Business Combination with respect to the Partnership, unless, following such Business Combination, the individuals and entities who were the beneficial owners of outstanding voting securities of the Partnership immediately prior to such Business Combination beneficially own, by reason of such ownership of the Partnership's voting securities immediately before the Business Combination, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Partnership or of the General Partner resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns or controls the Partnership or all or substantially all of the Partnership's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Partnership immediately prior to such Business Combination;

          (vi)  approval by the stockholders or unitholders of the Company or of the Partnership of a complete liquidation or dissolution of the Company or of the Partnership, respectively;

         (vii)  any sale, lease, exchange, or other transfer or disposition of all or substantially all of the assets of the Company, the Partnership or the General Partner; or

        (viii)  the general partner of the Partnership (whether it be the General Partner or another entity) ceases to be an Affiliate of the Company.

    Notwithstanding the foregoing subparagraphs (i) through (viii), in no event shall any transaction or series of transactions entered into prior to December 31, 2008 among the Company, the Partnership, the General Partner, or their respective Affiliates or entities wholly owned by the forgoing, or changes and transactions associated therewith, substantially consistent with the Redemption and Merger transaction announced by the Company, the General Partner and the Partnership on September 5, 2007, be considered a Corporate Transaction.

        2.11 "Disability" means the Grantee is unable to perform each of the essential duties of such Grantee's position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months.

        2.12 "Distribution Equivalent Right" means a right, granted to a Grantee under Article 11 hereof, to receive cash or Units equal in value to distributions paid with respect to a specified number of Units, or other periodic payments.

        2.13 "Effective Date" means January 1, 2008.

        2.14 "Exchange Act" means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

        2.15 "Fair Market Value" means the value of a Unit, determined as follows: if on the Grant Date or other determination date the Units are listed on an established national or regional stock exchange, are admitted to quotation on The Nasdaq Stock Market, Inc. or are publicly traded on an established securities market, the Fair Market Value of a Unit shall be the closing price of the Units on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Units is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Units are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Units as determined by the Board in good faith in a manner consistent with Code Section 409A and the regulations promulgated thereunder.

        2.16 "General Partner" means MarkWest Energy GP, L.L.C.

        2.17 "Grant Agreement" means the written agreement between the Partnership and a Grantee that evidences and sets out the terms and conditions of an Award.

        2.18 "Grant Date" means, as determined by the Board, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Article 6 hereof, or (iii) such other date as may be specified by the Board.

        2.19 "Grantee" means a person who receives or holds an Award under the 2008 Plan.

        2.20 "Limited Liability Company Agreement" means Amended and Restated Limited Liability Company Agreement of MarkWest Energy GP, L.L.C., dated as of May 24, 2002, as amended.

        2.21 "MarkWest" means, collectively, the General Partner, the Partnership and their Affiliates.

        2.22 "Other Agreement" shall have the meaning set forth in Article 13 hereof.

        2.23 "Outside Director" means a member of the Board who is not an officer or employee of MarkWest.

        2.24 "Partnership" means MarkWest Energy Partners, L.P.

        2.25 "Performance Award" means an Award made subject to the attainment of performance goals (as described in Article 12) over a performance period of up to ten (10) years.

        2.26 "Performance Period" means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

        2.27 "Performance Phantom Unit" means an Award under Article 12 herein and subject to the terms of this 2008 Plan, denominated in Phantom Units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

        2.28 "Performance Unit" means an Award under Article 12 herein and subject to the terms of this 2008 Plan, denominated in Units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

        2.29 "Phantom Unit" means a phantom (notional) Unit granted under the 2008 Plan which upon vesting entitles the Participant to receive a Unit.

        2.30 "2008 Plan" means this MarkWest Energy Partners, L.P. 2008 Long-Term Incentive Plan.

        2.31 "Prior Plan" means the MarkWest Energy Partners, L.P. Long-Term Incentive Plan.

        2.32 "Purchase Price" means the purchase price for each Unit pursuant to a grant of Units or Restricted Units.

        2.33 "Reporting Person" means a person who is required to file reports under Section 16(a) of the Exchange Act.

        2.34 "Restricted Unit" means a Unit, awarded to a Grantee pursuant to Article 8 hereof.

        2.35 "Securities Act" means the Securities Act of 1933, as now in effect or as hereafter amended.

        2.36 "Service" means service as a Service Provider to MarkWest. Unless otherwise stated in the applicable Grant Agreement, a Grantee's change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to MarkWest. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the 2008 Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

        2.37 "Service Provider" means an employee, officer or director of MarkWest, or a consultant or adviser (who is a natural person) currently providing services to MarkWest.

        2.38 "Subsidiary" means any "subsidiary corporation" of the General Partner or the Partnership within the meaning of Section 424(f) of the Code.

        2.39 "Unit" means a common unit of the Partnership.

        2.40 "Unitholder" means a holder of any class of units in the Partnership.

        2.41 "Unrestricted Unit" means an Award pursuant to Article 9 hereof.

3.     ADMINISTRATION OF THE 2008 PLAN

  3.1.    Board

        The Board shall have such powers and authorities related to the administration of the 2008 Plan as are consistent with the General Partner's certificate of formation, the Limited Liability Company Agreement and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the 2008 Plan, any Award or any Grant Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the 2008 Plan that the Board deems to be necessary or appropriate to the administration of the 2008 Plan, any Award or any Grant Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by consent of a majority of the Board executed in writing in accordance with the General Partner's certificate of formation, the Limited Liability Company Agreement and applicable law. The interpretation and construction by the Board of any provision of the 2008 Plan, any Award or any Grant Agreement shall be final, binding and conclusive.

  3.2.    Committee

        The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the 2008 Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, consistent with the General Partner's certificate of formation, the Limited Liability Company Agreement and applicable law.

            (i)  Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, if any, appointed by the Board to administer the 2008 Plan shall consist of two or more Outside Directors who: (a) meet such requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and who (b) comply with the independence requirements of the stock exchange on which the Units are listed.

           (ii)  The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the General Partner who need not be Outside Directors, who may administer the 2008 Plan with respect to employees or other Service Providers who are not officers or directors of MarkWest, may grant Awards under the 2008 Plan to such employees or other Service Providers, and may determine all terms of such Awards.

In the event that the 2008 Plan, any Award or any Grant Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the 2008 Plan to a member of the Board.

  3.3.    Terms of Awards

        Subject to the other terms and conditions of the 2008 Plan, the Board shall have full and final authority to:

            (i)  designate Grantees,

           (ii)  determine the type or types of Awards to be made to a Grantee,

          (iii)  determine the number of Units to be subject to an Award,

          (iv)  establish the terms and conditions of each Award (including, but not limited to, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, transfer, or forfeiture of an Award or the Units subject thereto),

           (v)  prescribe the form of each Grant Agreement evidencing an Award, and

          (vi)  amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the 2008 Plan but without amending the 2008 Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee's rights under such Award.

        The General Partner may retain the right in a Grant Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of MarkWest or any confidentiality obligation with respect to MarkWest or otherwise in competition with MarkWest, to the extent specified in such Grant Agreement applicable to the Grantee. Furthermore, the General Partner may annul an Award if the Grantee is an employee of MarkWest and is terminated for Cause as defined in the applicable Grant Agreement, the 2008 Plan or the applicable employment agreement (if any) with MarkWest, as applicable.

  3.4.    Deferral Arrangement

        The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or distribution equivalents, including converting such credits into deferred Unit equivalents. Any such deferrals shall be made in a manner that complies with Code Section 409A.

  3.5.    No Liability

        No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the 2008 Plan or any Award or Grant Agreement.

  3.6.    Units Issuance/Book-Entry

        Notwithstanding any provision of this 2008 Plan to the contrary, the issuance of the Units under the 2008 Plan may be evidenced in such a manner as the Board, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Unit certificates.

4.     UNITS SUBJECT TO THE 2008 PLAN

  4.1.    Number of Units Available for Awards

        Subject to adjustment as provided in Article 15 hereof, the number of Units available for issuance under the 2008 Plan shall be two million five hundred thousand (2,500,000). Units issued or to be issued under the 2008 Plan shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other person, or any combination of the foregoing, as determined by the Committee in its discretion.

  4.2.    Adjustments in Authorized Units

        The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of Units reserved pursuant to Article 4 shall be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Units subject to Awards before and after the substitution.

  4.3.    Unit Usage

        Units covered by an Award shall be counted as used as of the Grant Date. If any Units covered by an Award are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Units subject thereto, then the number of Units counted against the aggregate number of Units available under the 2008 Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the 2008 Plan. Moreover, if pursuant to Section 16.3 the withholding obligation of any Grantee with respect to an Award is satisfied by tendering Units to the Partnership (by either actual delivery or by attestation) or by withholding Units, such tendered or withheld Units will again be available for issuance under the 2008 Plan.

5.     EFFECTIVE DATE, DURATION AND AMENDMENTS

  5.1.    Effective Date

        The 2008 Plan shall be effective as of the Effective Date, subject to approval of the 2008 Plan by the Partnership's Unitholders within one year of its date of adoption by the Partnership. Upon approval of the 2008 Plan by the Unitholders of the Partnership as set forth above, all Awards made under the 2008 Plan on or after the Effective Date shall be fully effective as if the Unitholders of the Partnership had approved the 2008 Plan on the Effective Date. If the Unitholders fail to approve the 2008 Plan within one year of its adoption by the Partnership, any Awards made hereunder shall be null and void and of no effect. Following the Effective Date, no additional Awards shall be made under the Prior Plan, unless the Unitholders fail to approve the 2008 Plan within one year of its adoption by the Partnership.

  5.2.    Term

        The 2008 Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

  5.3.    Amendment and Termination of the 2008 Plan

        The Board may, at any time and from time to time, amend, suspend, or terminate the 2008 Plan as to any Units as to which Awards have not been made. An amendment shall be contingent on approval of the Partnership's Unitholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. No Awards shall be made after termination of the 2008 Plan. No amendment, suspension, or termination of the 2008 Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the 2008 Plan.

6.     AWARD ELIGIBILITY AND LIMITATIONS

  6.1.    Service Providers and Other Persons

        Subject to this Article 6, Awards may be made under the 2008 Plan to: (i) any Service Provider to MarkWest, including any Service Provider who is an officer or director of MarkWest, as the Board shall determine and designate from time to time and (ii) any other individual whose participation in the 2008 Plan is determined to be in the best interests of MarkWest by the Board.

  6.2.    Successive Awards

        An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

7.     GRANT AGREEMENT

        Each Award granted pursuant to the 2008 Plan shall be evidenced by a Grant Agreement, in such form or forms as the Board shall from time to time determine. Grant Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the 2008 Plan.

8.     TERMS AND CONDITIONS OF RESTRICTED UNITS AND PHANTOM UNITS

  8.1.    Grant of Restricted Units or Phantom Units

        Awards of Restricted Units or Phantom Units may be made for no consideration.

  8.2.    Restrictions

        At the time a grant of Restricted Units or Phantom Units is made, the Board may, in its sole discretion, establish a period of time (a "restricted period") applicable to such Restricted Units or Phantom Units. Each Award of Restricted Units or Phantom Units may be subject to a different restricted period. The Board may, in its sole discretion, at the time a grant of Restricted Units or Phantom Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Units or Phantom Units as described in Article 12. Neither Restricted Units nor Phantom Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Units or Phantom Units.

  8.3.    Restricted Unit Certificates

        The General Partner shall issue, in the name of each Grantee to whom Restricted Units has been granted, Unit certificates representing the total number of Restricted Units granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in a Grant Agreement that either (i) the Secretary of the General Partner shall hold such certificates for the Grantee's benefit until such time as the Restricted Units are forfeited to the General Partner or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed under the 2008 Plan and the Grant Agreement. In the alternative, as provided in Section 3.6, the General Partner may make a book entry registration evidencing a Grantee's ownership of Restricted Units.

  8.4.    Rights of Holders of Restricted Units

        Unless the Board otherwise provides in a Grant Agreement, holders of Restricted Units shall have the right to vote such Units and the right to receive any distributions declared or paid with respect to such Units. All distributions, if any, received by a Grantee with respect to Restricted Units as a result of any split in Units, Unit distribution, combination of Units, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

  8.5.    Rights of Holders of Phantom Units

    8.5.1.    Voting and Distribution Rights

        Holders of Phantom Units shall have no rights as Unitholders of the Partnership. The Board may provide in a Grant Agreement evidencing a grant of Phantom Units that the holder of such Phantom Units shall be entitled to receive, upon the Partnership's payment of a cash distribution on its outstanding Units, a cash payment for each Phantom Unit held equal to the per-Unit distribution paid on the Units.

    8.5.2.    Creditor's Rights

        A holder of Phantom Units shall have no rights other than those of a general creditor of the Partnership. Phantom Units represent an unfunded and unsecured obligation of the Partnership, subject to the terms and conditions of the applicable Grant Agreement.

  8.6.    Termination of Service

        Unless the Board otherwise provides in a Grant Agreement, in an employment agreement or in writing after the Grant Agreement is issued, upon the termination of a Grantee's Service, any Restricted Units or Phantom Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Units or Phantom Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Units or any right to receive distributions with respect to Restricted Units or Phantom Units.

  8.7.    Purchase of Restricted Units

        The Grantee shall be required to purchase the Restricted Units from the Partnership at the Purchase Price, if any, specified in the Grant Agreement relating to such Restricted Units. The Purchase Price shall be payable in a form described in Article 10 or, in the discretion of the Board, in consideration for past or future Services rendered to MarkWest.

  8.8.    Delivery of Units

        Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to Restricted Units or Phantom Units settled in Units shall lapse, and, unless otherwise provided in the Grant Agreement, a Unit certificate for such Units shall be delivered, free of all such restrictions, to the Grantee or the Grantee's beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee's beneficiary or estate, shall have any further rights with regard to a Phantom Unit once the Unit represented by the Phantom Unit has been delivered.

9.     TERMS AND CONDITIONS OF UNRESTRICTED UNIT AWARDS

        The Board may, in its sole discretion, grant (or sell at the purchase price determined by the Board) an Unrestricted Unit Award to any Grantee pursuant to which such Grantee may receive Units free of any restrictions ("Unrestricted Units") under the 2008 Plan. Unrestricted Unit Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

10.   FORM OF PAYMENT FOR UNRESTRICTED OR RESTRICTED UNITS

  10.1.    General Rule

        Payment of the Purchase Price, if any, shall be made in cash or in cash equivalents acceptable to the Partnership.

  10.2.    Surrender of Units

        To the extent the Grant Agreement so provides, payment of the Purchase Price may be made all or in part through the tender or attestation to the General Partner of Units, which shall be valued, for purposes of determining the extent to which the Purchase Price has been paid thereby, at their Fair Market Value on the date of surrender.

  10.3.    Other Forms of Payment

        To the extent the Grant Agreement so provides, payment of the Purchase Price may be made in any other form that is consistent with applicable laws, regulations and rules.

11.   TERMS AND CONDITIONS OF DISTRIBUTION EQUIVALENT RIGHTS

  11.1.    Distribution Equivalent Rights

        A Distribution Equivalent Right is an Award entitling the recipient to receive credits based on distributions that would have been paid on the Units specified in the Distribution Equivalent Right (or other award to which it relates) if such Units had been issued to and held by the recipient. A Distribution Equivalent Right may be granted hereunder to any Grantee. The terms and conditions of Distribution Equivalent Rights shall be specified in the grant. Distribution Equivalent Rights may be settled in cash or Units or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Distribution Equivalent Right granted as a component of another Award may provide that such Distribution Equivalent Right shall be settled upon settlement, or payment of, or lapse of restrictions on, such other award, and that such Distribution Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Distribution Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

  11.2.    Termination of Service

        Except as may otherwise be provided by the Board in the Grant Agreement, in an employment agreement or in writing after the Grant Agreement is issued, a Grantee's rights in all Distribution Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee's termination of Service for any reason.

12.   TERMS AND CONDITIONS OF PERFORMANCE UNITS, PERFORMANCE PHANTOM UNITS AND PERFORMANCE AWARDS

  12.1.    Grant of Performance Phantom Units/Performance Units

        Subject to the terms and provisions of this 2008 Plan, the Board, at any time and from time to time, may grant Performance Units and/or Performance Phantom Units to Participants in such amounts and upon such terms as the Committee shall determine.

  12.2.    Value of Performance Phantom Units/Performance Units

        Each Performance Phantom Unit shall have an initial value that is established by the Board at the time of grant. Each Performance Unit shall have an initial value equal to the Fair Market Value of a Unit on the date of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Phantom Units/Performance Units that will be paid out to the Participant.

  12.3.    Earning of Performance Phantom Units/Performance Units

        Subject to the terms of this 2008 Plan, after the applicable Performance Period has ended, the holder of Performance Phantom Units/Performance Units shall be entitled to receive payout on the value and number of Performance Phantom Units/Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

  12.4.    Form and Timing of Payment of Performance Phantom Units/Performance Units

        Payment of earned Performance Phantom Units/Performance Units shall be as determined by the Board and as evidenced in the Grant Agreement. Subject to the terms of this 2008 Plan, earned Performance Phantom Units/Performance Units shall be payable in Units equal to the value of the earned Performance Phantom Units/Performance Units at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Units may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Grant Agreement pertaining to the grant of the Award.

  12.5.    Performance Conditions

        The right of a Grantee to receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

13.   PARACHUTE LIMITATIONS

        Notwithstanding any other provision of this 2008 Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Partnership or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an "Other Agreement"), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a "Benefit Arrangement"), if the Grantee is a "disqualified individual," as defined in Section 280G(c) of the Code, any Restricted Unit, Phantom Unit, Performance Unit or Performance Phantom Unit held by that Grantee and any right to receive any payment or other benefit under this 2008 Plan shall not become vested (i) to the extent that such right to vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this 2008 Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this 2008 Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Partnership under this 2008 Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to vesting, payment, or benefit under this 2008 Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this 2008 Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee's sole discretion, to designate those rights, payments, or benefits under this 2008 Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this 2008 Plan be deemed to be a Parachute Payment.

14.   REQUIREMENTS OF LAW

  14.1.    General

        The Partnership shall not be required to sell or issue any Units under any Award if the sale or issuance of such Units would constitute a violation by the Grantee or the Partnership of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Partnership shall determine, in its discretion, that the listing, registration or qualification of any Units subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Units hereunder, no Units may be issued or sold to the Grantee pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Partnership, and any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, in connection with the Securities Act, upon the delivery of any Units underlying an Award, unless a registration statement under such Act is in effect with respect to the Units covered by such Award, the Partnership shall not be required to sell or issue such Units unless the Board has received evidence satisfactory to it that the Grantee may acquire such Units pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Partnership may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Partnership shall not be obligated to take any affirmative action in order to cause the issuance of Units pursuant to the 2008 Plan to comply with any law or regulation of any governmental authority.

  14.2.    Rule 16b-3

        During any time when the Partnership has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Partnership that Awards pursuant to the 2008 Plan will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the 2008 Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the 2008 Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this 2008 Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.   EFFECT OF CHANGES IN CAPITALIZATION

  15.1.    Changes in Units

        If the number of outstanding Units is increased or decreased or the Units are changed into or exchanged for a different number or kind of Units or other securities of the Partnership on account of any recapitalization, reclassification, split in Units, reverse split, combination of Units, exchange of Units, Unit distribution or other distribution payable in capital interests, or other increase or decrease in such Units effected without receipt of consideration by the Partnership occurring after the Effective Date, the number and kinds of Units for which grants of Awards may be made under the 2008 Plan shall be adjusted proportionately and accordingly by the General Partner. In addition, the number and kind of Units for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. The conversion of any convertible securities of the Partnership shall not be treated as an increase in Units effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Partnership's Unitholders of securities of any other entity or other assets (including an extraordinary distribution but excluding a non-extraordinary distribution of the Partnership) without receipt of consideration by the Partnership, the General Partner shall, in such manner as the General Partner deems appropriate, adjust the number and kind of Units subject to outstanding Awards to reflect such distribution.

  15.2.    Reorganization in Which the Partnership Is the Surviving Entity Which does not Constitute a Corporate Transaction

        If the Partnership shall be the surviving entity in any reorganization, merger, or consolidation of the Partnership with one or more other entities which does not constitute a Corporate Transaction, subject to any contrary language in a Grant Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement units received by the Grantee as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 15.2, Phantom Units shall be adjusted so as to apply to the securities that a holder of the number of Units subject to the Phantom Units would have been entitled to receive immediately following such transaction.

  15.3.    Corporate Transaction

        Subject to the exceptions set forth in the second to last sentence of Section 15.4, upon the occurrence of a Corporate Transaction:

            (i)  all outstanding Restricted Units shall be deemed to have vested; all Phantom Units shall be deemed to have vested, and the Units subject thereto shall be delivered, immediately prior to the occurrence of such Corporate Transaction; and all Performance Awards, if any, shall be deemed to have vested and the performance goals relating to such Performance Awards shall be deemed to have been achieved at the maximum level, and

           (ii)  the Board may elect, in its sole discretion, to cancel any outstanding Awards of Restricted Units and/or Phantom Units, and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith) equal to the formula or fixed price per Unit paid to holders of Units.

  15.4.    Adjustments

        Adjustments under this Article 15 related to Units or securities of the Partnership shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional Units or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole Unit. The Board shall determine the effect of a Corporate Transaction upon Awards other than Restricted Units and Phantom Units, and such effect shall be set forth in the appropriate Grant Agreement. The Board may provide in the Grant Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 15.1, 15.2 and 15.3. This Article 15 does not limit the Partnership's ability to provide for alternative treatment of Awards outstanding under the 2008 Plan in the event of change in control events that are not Corporate Transactions.

  15.5.    No Limitations on MarkWest

        The making of Awards pursuant to the 2008 Plan shall not affect or limit in any way the right or power of MarkWest to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

16.   GENERAL PROVISIONS

  16.1.    Disclaimer of Rights

        No provision in the 2008 Plan or in any Award or Grant Agreement shall be construed to confer upon any individual the right to remain in the employ or service of MarkWest or to interfere in any way with any contractual or other right or authority of MarkWest either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and MarkWest. In addition, notwithstanding anything contained in the 2008 Plan to the contrary, unless otherwise stated in the applicable Grant Agreement, no Award granted under the 2008 Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of MarkWest. The obligation of the Partnership to pay any benefits pursuant to this 2008 Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The 2008 Plan shall in no way be interpreted to require the General Partner to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the 2008 Plan.

  16.2.    Nonexclusivity of the 2008 Plan

        Neither the adoption of the 2008 Plan nor the submission of the 2008 Plan to the Unitholders of the Partnership for approval shall be construed as creating any limitations upon the right and authority of MarkWest to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of unit options.

  16.3.    Withholding Taxes

        MarkWest shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Units pursuant to an Award. At the time of such vesting or lapse, the Grantee shall pay to MarkWest any amount that MarkWest may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of MarkWest, which may be withheld by MarkWest, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing MarkWest to withhold Units otherwise issuable to the Grantee or (ii) by delivering to MarkWest Units already owned by the Grantee. The Units so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the Units used to satisfy such withholding obligation shall be determined by MarkWest as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 16.3 may satisfy his or her withholding obligation only with Units that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of Units that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the vesting, lapse of restrictions applicable to such Award or payment of Units pursuant to such Award, as applicable, cannot exceed such number of Units having a Fair Market Value equal to the minimum statutory amount required by the General Partner to be withheld and paid to any such federal, state or local taxing authority with respect to such vesting, lapse of restrictions or payment of Units.

  16.4.    Captions

        The use of captions in this 2008 Plan or any Grant Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the 2008 Plan or such Grant Agreement.

  16.5.    Other Provisions

        Each Award granted under the 2008 Plan may contain such other terms and conditions not inconsistent with the 2008 Plan as may be determined by the Board, in its sole discretion.

  16.6.    Number and Gender

        With respect to words used in this 2008 Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

  16.7.    Severability

        If any provision of the 2008 Plan or any Grant Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

  16.8.    Governing Law

        The validity and construction of this 2008 Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this 2008 Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

  16.9.    Section 409A of the Code

        The Board intends to comply with Section 409A of the Code ("Section 409A"), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A. To the extent that the Board determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this 2008 Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board.

* * *

        To record adoption of the 2008 Plan by the Partnership as of                        , 2007, and approval of the 2008 Plan by the Unitholders on                        , 2007, the Partnership has caused its authorized officer to execute the 2008 Plan.

MARKWEST ENERGY PARTNERS, L.P.
By:	MarkWest Energy GP, L.L.C., its General Partner:
By:
Title:

Appendix B

AMENDMENT NO. 1 TO
MARKWEST ENERGY PARTNERS, L.P.
2008 LONG-TERM INCENTIVE PLAN

        WHEREAS, MarkWest Energy Partners, L.P. (the "Partnership"), by and through its general partner, MarkWest Energy GP, L.L.C (the "General Partner") has established and maintains the MarkWest Energy Partners, L.P. 2008 Long-Term Incentive Plan (the "Plan"); and

        WHEREAS, the Board of Directors of the General Partner desires to amend the Plan, subject to the approval of the Partnership's Unitholders, to increase the number of Units available for issuance under the Plan from 2,500,000 to 3,700,000.

        NOW, THEREFORE, by virtue and in exercise of the power reserved to the General Partner's Board of Directors by Section 5.3 of the Plan, the Plan be and hereby is amended, subject to approval by the Partnership's Unitholders, in the following particulars, to be effective as of the date the Partnership's Unitholders approve the Amendment:

  1.
  By substituting the phrase "three million seven hundred thousand (3,700,000)" for the phrase "two million five hundred thousand (2,500,000)" in Section 4.1 of the Plan.

  2.
  Except for the foregoing, all other terms and provisions of the Plan shall remain in full force and effect.

B-1

Appendix C

Reconciliation of Non-GAAP Financial Measures

        Distributable Cash Flow is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe distributable cash flow is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the Partnership is generating sufficient cash flow to support quarterly distributions. In addition, distributable cash flow is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on distributable cash flow and cash distributions paid to unitholders. In general, we define Distributable Cash Flow as net income (loss) adjusted for (i) depreciation, amortization, accretion, and other non-cash expense; (ii) amortization of deferred financing costs; (iii) loss on redemption of debt net of current tax benefit; (iv) non-cash (earnings) loss from unconsolidated affiliates; (v) distributions from (contributions to) unconsolidated affiliates (net of affiliate growth capital expenditures); (vi) non-cash compensation expense; (vii) non-cash derivative activity; (viii) losses (gains) on the disposal of property, plant, and equipment (PP&E) and unconsolidated affiliates; (ix) provision for deferred income taxes; (x) cash adjustments for non-controlling interest in consolidated subsidiaries; (xi) revenue deferral adjustment; (xii) losses (gains) relating to other

C-1

miscellaneous non-cash amounts affecting net income for the period; and (xiii) maintenance capital expenditures.

	Year ended December 31,
	2011	2010	2009
Net income (loss)	$106,245	$31,102	$(113,354)
Depreciation, amortization, impairment, and other non-cash operating expenses	203,870	167,729	144,410
Loss on redemption of debt, net of tax benefit	72,064	42,021	—
Amortization of deferred financing costs	5,114	10,264	9,718
Non-cash (earnings) loss from unconsolidated affiliates	1,095	(1,562)	(3,505)
(Contributions to) distributions from unconsolidated affiliates	(260)	2,508	(405)
Gain on sale of unconsolidated affiliate	—	—	(6,801)
Non-cash compensation expense	3,399	7,529	3,914
Non-cash derivative activity	(290)	23,889	223,564
Provision for income tax—deferred	(3,929)	(4,466)	(50,088)
Cash adjustment for non-controlling interest of consolidated subsidiaries	(64,470)	(30,603)	(8,141)
Revenue deferral adjustment	15,385	—	—
Other	9,171	2,699	569
Maintenance capital expenditures, net	(14,598)	(10,030)	(7,483)

Distributable cash flow	$332,796	$241,080	$192,398

Maintenance capital expenditures(1)	$16,067	$10,286	$7,483
Growth capital expenditures and equity investments(1)	535,214	448,382	479,545

Total capital expenditures	551,281	458,668	487,028
Acquisition	230,728	—	—

Total capital expenditures and acquisition	782,009	458,668	487,028
Joint venture partner contributions	(129,616)	(183,853)	(181,832)

Total capital expenditures and acquisition, net	$652,393	$274,815	305,196

Distributable cash flow	$332,796	$241,080	$192,398
Maintenance capital expenditures, net	14,598	10,030	7,483
Changes in receivables and other assets	(65,523)	(28,552)	(28,622)
Changes in accounts payable, accrued liabilities and other long-term liabilities	69,838	45,185	38,203
Derivative instrument premium payments, net of amortization	4,436	3,275	5,666
Contributions to unconsolidated affiliates	—	—	405
Cash adjustment for non-controlling interest of consolidated subsidiaries	64,470	30,603	8,141
Starfish partial insurance settlement	—	—	(546)
Other	(5,917)	10,707	(27)

Net cash provided by operating activities	$414,698	$312,328	$223,101

(1)
Maintenance capital includes capital expenditures to maintain our operating capacity and asset base. Growth capital includes expenditures made to expand the existing operating capacity, to increase the efficiency of our existing assets, and to facilitate an increase in volumes within our operations.

C-2

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000141519_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Frank M. Semple 02 Donald D. Wolf 03 Keith E. Bailey 04 Michael L. Beatty 05 Charles K. Dempster 06 Donald C. Heppermann 07 Randall J. Larson 08 Anne E. Fox Mounsey 09 William P. Nicoletti MARKWEST ENERGY PARTNERS LP 1515 ARAPAHOE STREET, TOWER 1, SUITE 1600 DENVER, CO 80202 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Thursday, May 31, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, May 31, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To approve an amendment to the Partnership's 2008 Long-Term Incentive Plan to increase the number of common units available for issuance under the Plan from 2.5 million to 3.7 million. 3 Ratification of Deloitte & Touche LLP as the Partnership's independent registered public accountants for the fiscal year ending December 31, 2012. NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. THIS PROXY IS REVOCABLE AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED UNITHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS OF THE GENERAL PARTNER. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000142144_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report is/are available at www.proxyvote.com . MARKWEST ENERGY PARTNERS, L.P. 1515 Arapahoe Street, Tower 1, Suite 1600 Denver, Colorado 80202 The undersigned unitholder(s) of MarkWest Energy Partners, L.P. (the "Partnership"), having duly received the Notice of Annual Meeting of Common Unitholders and 2012 Proxy Statement, hereby appoints Nancy K. Buese and John C. Mollenkopf, or either of them, each with full power of substitution and revocation, as proxy to represent the undersigned and to vote, as designated on the reverse side, and otherwise act in such proxyholders' sole discretion as to any other matter properly raised before the meeting, in respect of all Partnership common units which the undersigned may be entitled to vote at the Annual Meeting of Common Unitholders of the Partnership to be held on June 1, 2012, at 9:00 a.m., local time, at the Jumeirah Essex House, 160 Central Park South, New York, New York 10019, and at any adjournments or postponements thereof, with all of the rights and powers the undersigned would possess if personally present. If you need directions to be able to attend the meeting and vote in person, please contact our Investor Relations Department at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202, or by telephone at (303) 925-9200. PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S. Continued and to be signed on reverse side IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE MARKWEST ENERGY PARTNERS, L.P. COMMON UNITHOLDER MEETING TO BE HELD ON JUNE 1, 2012 Our Proxy Statement and our 2011 Annual Report to Unithholders, which includes our Annual Report on form 10-K for the year ended December 31, 2011, are available at our website at www.markwest.com. Additionally, and in accordance with the SEC rules, you may access these materials at the cookies-free website at www.proxyvote.com. You may also receive additional copies of our Proxy Statement and our 2011 Annual Report to Unitholders by mail at no charge by contacting our Investor Relations Department at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202 or by telephone at (303) 925-9200. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER.